UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

Apartment Income REIT Corp.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2021 Proxy Statement  COV_1

2021

PROXY STATEMENT

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Votes submitted electronically must be received by 1:00 a.m., MT, on December 7, 2021.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

YOUR VOTE IS IMPORTANT

INTERNET	MOBILE	PHONE	MAIL
Go to www.envisionreports.com/ AIRC	scan the QR code	Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada	Please mark, sign and date your proxy card and return it in the envelope we have provided

2021 Proxy Statement  1

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Meeting”) of Apartment Income REIT Corp. (“AIR” or the “Company”) to be held on December 7, 2021, at 4:30 p.m., Mountain Time, at AIR’s corporate headquarters, 4582 South Ulster Street, Suite 1700, Denver, CO 80237, for the following purposes:

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE VOTE AS SOON AS
POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED.

1To elect three Class I directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2To ratify the selection of Deloitte & Touche LLP, to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021;

3To conduct an advisory vote on executive compensation;

4To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

5 To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Only stockholders of record at the close of business on October 20, 2021, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

We are again pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Meeting.

On or about October 26, 2021, we intend to mail our stockholders a notice containing instructions on how to access our 2021 proxy statement (the “Proxy Statement”), Annual Report on Form 10-K for the year ended December 31, 2020, and vote online. The notice also provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual materials via email, the email contains voting instructions and links to these documents on the Internet.

By order of the Board of Directors

DATE AND TIME December 7, 2021, at 4:30 p.m. (MDT)	LOCATION 4582 South Ulster Street, Suite 1700, Denver, CO 80237

Lisa R. Cohn Secretary

October 26, 2021

Important Notice Regarding the Availability of Proxy Materials for
AIR’s Annual Meeting of Stockholders to be held on December 7, 2021.

This Proxy Statement and AIR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (as amended) are available free of charge at the following website: www.envisionreports.com/airc.

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2021 Proxy Statement  3

2021 Proxy Statement  3

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A MESSAGE FROM OUR CHAIRMAN OF THE BOARD AND OUR CHIEF EXECUTIVE OFFICER

TO OUR FELLOW SHAREHOLDERS,

The Separation in December 2020: A Good Idea!

Ten months ago, AIR made its debut as a public entity, separate from Aimco. The stock market response confirmed emphatically that the separation was a good idea. From the time of the mid-September announcement through 2020 year-end, the seven large apartment REITs traded up. The six, excluding “old Aimco” and its progeny, had a market-cap weighted total shareholder return (TSR) of 11.6%. Pre-separation Aimco and, after the December 15th separation, the combination of AIR and Aimco had a TSR of 32%. In the succeeding roughly nine and a half months AIR’s TSR has been 38%, about 10% less than the multi-family average. This is disappointing but reflects, we think, the market’s natural inclination to wait and see how we perform on our commitments. We think that they will take comfort in the record reported below as “Promises Made, Promises Kept.”

“Promises Made, Promises Kept”

At the time of the separation, we committed to make AIR a distinctive and efficient way to invest in multi-family properties. Here’s where we stand today:

What we promised:	What we delivered:
Simplicity and transparency	97% of 2021 FFO is derived from netting three line items: Property NOI, G&A, and interest expense.
A narrow focus on a high quality and diversified portfolio of stabilized multi-family properties with no entitlement, construction, or lease-up risk
An emphasis on property operations… where we enjoy a competitive advantage
G&A not more than 15 bps of GAV
Predictable and diversified cash flow to support cash dividends	2021 dividend is expected to be about 80% of 2021 FFO
Refreshed tax basis reducing tax friction on transactions permitting more efficient capital allocation	With the refreshed tax basis, taxable gains on in 2021 property sales are reduced so that no stock dividends are anticipated to distribute taxable income
Opportunities for growth

Organic Growth from our best-in-class conversion of property revenue to free cash flow

External growth from acquisitions where AIR property operations creates shareholder value through significantly improved operating results

Leverage	On track by year-end We expect to complete by year-end property sales sufficient to –fund $750M of accretive acquisitions and –achieve our year-end leverage to EBITDA target of 5.5:1.

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Governance and Corporate Responsibility

As promised, the Board has continued to prioritize strong corporate governance and corporate responsibility. For example, the Board has:

•Continued its systematic refreshment and increased its diversity. Assuming election of the three directors nominated in this proxy, the eight independent directors will:

–Have an average tenure of three years

–Have equal numbers of men and women

–Incorporate the perspectives of directors with African American, Latina, Vietnamese, and Middle Eastern ethnicities, and with Mexico, Vietnam, and Iraq as countries of origin

•Be a fully declassified board with all directors up for annual election beginning at next year’s annual meeting of stockholders

•Emphasized its commitment to corporate citizenship and resilience by renaming the Governance and Corporate Responsibility Committee, updating its charter to reflect broader responsibilities, and naming a Chief Corporate Responsibility Officer.

The Board combines broad business backgrounds with a commitment to long-term shareholder value creation. The Board is committed to the strategy announced in the Separation and believes that the key to AIR success is the AIR team and culture…including its commitment to operating excellence. To measure outcomes, the Board looks to such metrics as high measured customer satisfaction (CSAT scores averaging over 4.25 out of 5 stars for the past five years), superior customer retention (59.5% YTD), high team engagement; low workforce turnover; and a stable and cohesive management team.

We thank you for the trust that you have placed in AIR. We are shareholders too and take seriously our responsibility for our mutual investment. We ask for your support by voting in favor of the four items contained in this proxy statement.

Sincerely,

Thomas L. Keltner Chairman of the Board	Terry Considine Chief Executive Officer

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EXPLANATORY NOTE

On December 15, 2020, Apartment Investment and Management Company (“Aimco”) completed the previously announced separation of its business into two, separate and distinct, publicly traded companies, Apartment Income REIT Corp. (“AIR”) and Aimco (the “Separation”). Apartment Income REIT, L.P. (“AIR Operating Partnership”) is the operating partnership in AIR’s structure. Except as the context otherwise requires, “Company,” “we,” “our,” and “us” refer to AIR, the AIR Operating Partnership, and their consolidated subsidiaries, collectively.

Notwithstanding the legal form of the Separation, for accounting and financial reporting purposes, Aimco is presented as being spun-off from AIR. This presentation is in accordance with generally accepted accounting principles in the United States and is due primarily to the relative significance of AIR’s business, as measured in terms of revenues, net income, assets, and other relevant indicators, as compared to Aimco before the Separation. Therefore, AIR is considered the divesting entity and treated as the accounting spinner, or accounting predecessor, and Aimco as “spun” for accounting purposes. As a result, unless otherwise stated, the information contained herein relates to matters that related to pre-Separation Aimco as representing AIR’s governance, compensation, and related matters. The Board of Directors of AIR is comprised of the directors who served on the pre-Separation Board of Directors of Aimco.

AIR, a Maryland corporation, is a self-administered and self-managed real estate investment trust. AIR, through wholly-owned subsidiaries, is the general and special limited partner of the AIR Operating Partnership. As of October 20, 2020, AIR owned approximately 92.0% of the legal interest in the common partnership units of the AIR Operating Partnership and approximately 93.8% of the economic interest in the AIR Operating Partnership. The remaining approximately 8.0% legal interest is owned by limited partners. As the sole general partner of the AIR Operating Partnership, AIR has exclusive control of the AIR Operating Partnership’s day-to-day management.

The AIR Operating Partnership holds all of AIR’s assets and manages the daily operations of AIR’s business. Pursuant to the AIR Operating Partnership agreement, AIR is required to contribute to the AIR Operating Partnership all proceeds from the offerings of its securities. In exchange for the contribution of such proceeds, AIR receives additional interests in the AIR Operating Partnership with similar terms (e.g., if AIR contributes proceeds of a stock offering, AIR receives partnership units with terms substantially similar to the stock issued by AIR).

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BUSINESS HIGHLIGHTS

AIR’s focus on resident acquisition, satisfaction, and retention has resulted in revenue growth 190 basis points better than average and the best among the large cap coastal multi-family REITs.

Same Store NOI
Indexed to 1/1/2017(1)(2)

(1) Large Cap Coastal multi-family REITs defined as AVB, ESS, EQR, and UDR.

(2) Based on reported Same Store NOI growth 2017-2020 and Same Store NOI guidance for 2021

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Our best-in-class operating platform promotes the efficient conversion of revenue to net operating income as illustrated below.

Same Store NOI Margin(1)

(1) Peer data per SNL Financial. AIR as reported in supplemental Schedule 6(a) to its quarterly earnings release.

Five Year Same Store NOI Margin Change(1)

2.0%
0.1%
AIRC
MAA
ESS
-0.3%
CPT
-1.0%
UDR
-2.4%
AVB
-2.6%
EQR
-5.8%
Large Cap MF
REIT Average
2.0%

(1) Peer data per SNL Financial. AIR as reported in supplemental Schedule 6(a) to its quarterly earnings release.

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ENVIRONMENTAL, SOCIAL, AND GOVERNANCE
(“ESG”) HIGHLIGHTS

STRONG GOVERNANCE

OUR RESPONSES TO STOCKHOLDER INPUT

Board Refreshment (2020 and 2021)
Separation of Chairman and CEO (2020)
Opted out of MUTA (2020)
Disclosure regarding Board Oversight of Political and Lobbying Expenditures (2020)
Disclosure regarding Performance of “In Progress” LTI Awards (2020)
ESG Disclosure (2018)
Matrix of Director Qualifications and Expertise (2017)
More Detailed Management Succession Disclosure (2017)
More Graphics (2017)
Proxy Access (2016)
LTI Program Overhaul (2015)
Double Trigger Change in Control Provisions (2015)
Claw back Policy (2015)
Commitment to not Provide Future Excise Tax Gross-Ups (2015)

STOCKHOLDER OUTREACH

We have engaged with stockholders holding at least 2/3 of our outstanding shares each of the PAST 5 YEARS. We have always made our Board members available for engagement discussions.

In connection with the Separation, we had direct conversations with stockholders holding approximately 73% of our outstanding shares. These conversations were wide-ranging on governance, board composition, strategy, and more, and often included independent directors

STOCKHOLDER ENGAGEMENT

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BOARD REFRESHMENT & COMPOSITION

We remain focused on a talented and engaged Board, including its regular refreshment.

INDEPENDENT DIRECTORS NEWLY NOMINATED TO OUR BOARD AT 2021 ANNUAL MEETING:

Thomas N. Bohjalian

Kristin Finney-Cooke

Margarita Paláu-Hernández

With their election, the resulting eight independent directors will:

•include equal numbers of men and women

•incorporate perspectives from various racial and ethnic backgrounds, including the lived experience of African American, Asian, Hispanic, Middle Eastern, and other ethnicities

•a broad range of ages

•have an average tenure of three years, with five new directors added to the Board in the past two years

ANNUAL ELECTIONS FOR ALL DIRECTORS BEGINNING IN 2022

All AIR directors will be elected annually beginning at our 2022 annual meeting.

HONORED FOR THE PAST 3 CONSECUTIVE YEARS FOR BOARD COMPOSITION

Recognized by the Women’s Forum of New York for having at least 30% of board seats held by women.	Recipient of Corporate Salute Award from Boardbound by Women’s Leadership Foundation for having three or more board seats held by women.

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Commitment to our Residents

Residents awarded AIR Customer Satisfaction (CSAT) scores averaging 4.3 (out of 5 stars) during the past five years, reflecting HIGH LEVELS of resident satisfaction. The corresponding line graph is the Kingsley Index compared to AIR’s CSAT performance.

RESIDENT SATISFACTION	COVID-19 RESPONSE RELATED TO OUR RESIDENTS:
During the height of the pandemic our CSAT increased while the Kingsley Index decreased
Supported residents sheltering in place and met the needs of those who reported positive for infection by COVID-19
Redeployed construction supervisors to support property service teams

Redeployed dozens of office workers to join shared service center team to hold thousands of structured conversations with residents, helping each plan his or her personal adjustment to the crisis, including offering financial advice, tips on job searches, help with errands, ideas about how to find a roommate, and establishing payment plans where appropriate

Use previous investment in technology and artificial intelligence to adapt to new conditions of social distancing and sheltering at home

Investment in our Teammates

2018, 2019, & 2020	The only real estate company awarded a 2018, 2019, and 2020 Association for Talent Development (ATD) BEST Award for excellence in talent acquisition, training, and team development

One of only six companies to be recognized as a “Top Workplace” in Colorado for each of the past nine years —
and starting in 2021, also in Washington, D.C.

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AIR GIVES

$1,305,000 AIR Gives (formerly Aimco Cares) scholarship funds to 630 children of teammates since 2006	$67,500+ AIR Gives scholarship funds to 26 students in 2020

COVID-19 RESPONSE RELATED TO OUR BUSINESS OPERATIONS AND TEAMMATES:

As crisis approached, formed cross-functional task force that met daily regarding work redesign and team safety	Committed to keep full team intact, without layoffs or pay cuts
Made commitment that any teammate who felt unsafe at work was free to stay home, with pay and without penalty	Increased regular communications and transparency, providing steady flow of written, livestream, and video reports to entire team
Paid 100% of costs related to COVID-19 testing and treatment

HIGHLY ENGAGED TEAM Record 4.42 (out of 5 stars) in 2020, based on annual surveys of each teammate	PARENTAL LEAVE BENEFIT 16 weeks of paid parental leave for new mothers and fathers

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Commitment to Community

IN 2020 and continuing into 2021:

Commitment to Conservation

$980K

INVESTED IN ENERGY CONSERVATION IN 2020

OVER THE PAST 10 YEARS

6,690,852

Therms of natural gas conserved

923,922,393

Gallons of water saved through efficiency

235,005,148

kWh of electricity saved through efficient fixtures

169,730

Metric tons of greenhouse gas emissions avoided

AIR GIVES

Teammates turn their passion for community service into action through AIR Gives, which gives team members 15 paid hours each year to apply to volunteer activities of their choosing

COVID-19 RESPONSE RELATED TO OUR COMMUNITY PARTNERS:

Mindful of the sacrifice of healthcare providers who worked long hours and felt unable to go home without risking infection of their families, as part of the AIR Gives Good Neighbor Program, the Company provided free use of furnished apartments at its apartment communities on the Anschutz Medical Campus, near Boulder Community Health, and near Newark University Hospital

AIR GIVES CHARITY GOLF CLASSIC

$340,000 in 2020 and $412,000 in 2021 raised, benefiting military veterans and providing scholarships for students in affordable housing

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PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 7, 2021

The Board of Directors (the “Board”) of Apartment Income REIT Corporation (“AIR” or the “Company”) has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this Proxy Statement in connection with the solicitation by our Board of proxies to be voted at our 2021 Annual Meeting (the “Meeting”), and at any and all adjournments or postponements thereof. The Meeting will be held on December 7, 2021, at 4:30 p.m., Mountain Time, at AIR’s corporate headquarters, 4582 South Ulster Street, Suite 1700, Denver, CO 80237.

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder entitled to vote at the Meeting. The mailing of such Notice is scheduled to begin on or about October 28, 2021. All stockholders will have the ability to access the proxy materials over the Internet and request a printed copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, the Notice includes instructions on how stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.

This solicitation is made on behalf of AIR’s Board. Costs of the solicitation will be borne by AIR. Further solicitation of proxies may be made by telephone, fax, other electronic means of communication or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of Alliance Advisors LLC, for an estimated fee of $10,000, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

Holders of record of the Class A Common Stock of the Company (“Common Stock”) as of the close of business on the record date, October 20, 2021 (the “Record Date”), are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 156,985,422 shares of Common Stock issued and outstanding.

Whether you are a “stockholder of record” or hold your shares through a broker or nominee (i.e., in “street name”) you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote via the Internet by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing your proxy card and returning it by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voting instruction card provided by your bank or broker and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxy holders are officers of AIR. All proxies properly submitted in time to be counted at the Meeting will be voted in accordance with the instructions contained therein. If you submit your proxy without voting instructions, your shares will be voted in accordance with the recommendations of the Board. Proxies may be revoked at any time before voting by

2021 Proxy Statement  15

consistently provide
homes in a
delivered
of people who

filing a notice of revocation with the Corporate Secretary of the Company, by filing a later dated proxy with the Corporate Secretary of the Company or by voting in person at the Meeting.

You are entitled to attend the Meeting only if you were an AIR stockholder or joint holder as of the Record Date or if you hold a valid proxy for the Meeting. If you are not a stockholder of record but hold shares in street name, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. If you are a beneficial owner of shares and do not provide your broker, as stockholder of record, with voting instructions, your broker has authority under applicable stock market rules to vote those shares for or against “routine” matters at its discretion. At the Meeting, the following matters are not considered routine: the election of directors, the advisory vote on executive compensation, and the advisory vote on the frequency of future advisory votes on executive compensation. Where a matter is not considered routine, shares held by your broker will not be voted (a “broker non-vote”) absent specific instructions from you, which means your shares may go unvoted on those matters and not affect the outcome if you do not specify a vote. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Meeting constitutes a quorum.

The principal executive offices of the Company are located at 4582 South Ulster Street, Suite 1700, Denver, Colorado 80237.

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BAY PARC
BAY PARC
BAY PARC
APARTMENT HOMES
1756 N. BAYSHORE DRIVE
FITBOX METHOD
redbike STUDIOS
DOGGIE V.I.P.

Election
of Directors

The Board of Directors recommends a
vote “FOR” each of the three nominees.

PROPOSAL 1

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Pursuant to AIR’s Articles of Restatement (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), AIR’s board of directors is currently divided into three classes, denominated as Class I, Class II and Class III. Class I directors serve for a term expiring at the 2021 annual meeting of stockholders, and the initial Class II and III directors serve for a term expiring at the 2022 annual meeting of stockholders. Thereafter, all directors will be elected annually to one-year terms. AIR’s Bylaws currently authorize a Board consisting of not fewer than three persons; the Board currently consists of nine directors.

At the 2022 annual meeting of stockholders and thereafter, the AIR Board of Directors will no longer be classified, and each director shall be elected annually for a term of one year expiring at the next succeeding annual meeting. After the 2022 annual meeting of stockholders, the AIR Board cannot be classified without stockholder approval; that is, AIR has opted out of the provisions of Maryland law (known as the Maryland Unsolicited Takeover Act or MUTA) that allow for board classification without stockholder approval.

Each of Robert A. Miller, Kathleen M. Nelson, and Michael A. Stein serves as a Class I director and is not standing for re-election at the Meeting. The Class I nominees for election to the Board for a one-year term expiring at the 2022 annual meeting of stockholders, recommended by the Governance and Corporate Responsibility Committee of the Board and nominated by the Board to be voted upon at the Meeting, are:

Director Nominee Name	Class	Term will expire
Thomas N. Bohjalian	Class I	2022
Kristin Finney-Cooke	Class I	2022
Margarita Paláu-Hernández	Class I	2022

The Class II and Class III directors are:

Director Name	Class	Term will expire
Thomas L. Keltner	Class II	2022
John D. Rayis	Class II	2022
Ann Sperling	Class II	2022
Terry Considine	Class III	2022
Devin I. Murphy	Class III	2022
Nina A. Tran	Class III	2022

None of the Class I nominees, the Class II directors, or the Class III directors (other than Mr. Considine) are employed by, or affiliated with, AIR, other than by virtue of serving as directors of AIR. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Mr. Bohjalian and Mses. Finney-Cooke and Paláu-Hernández to hold office as directors for a term of one year and until their successors are duly elected and qualified at the next Annual Meeting of Stockholders. All nominees have advised the Board that they are able and willing to serve as directors.

If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than three nominees.

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In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a vote of the majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of votes “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director. If a nominee who currently is serving as a director receives a greater number of “against” votes for his or her election than votes “for” such election (a “Majority Against Vote”) in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under AIR’s Bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Board for consideration following certification of the vote. The Governance and Corporate Responsibility Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Governance and Corporate Responsibility Committee’s recommendation.

For purposes of the election of directors, abstentions or broker non-votes as to the election of directors will not be counted as votes cast and will have no effect on the result of the vote. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the three nominees named above as directors.

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OUR BOARD

THOMAS N. BOHJALIAN, CFA Age: 56 New Director Nominee

Experience

•Executive Vice President/Senior Portfolio Manager, the Head of U.S. Real Estate and Trading departments and responsible for investment decisions for $40 billion of the firm’s assets, Cohen & Steers, a $96 billion global asset manager focused on listed Real Assets (2002 – June 2021), during his tenure, was responsible for two 5-Star Morningstar ranked funds, was a five-time winner of the Lipper Fund of the year award, and consistently ranked in the top decile of all real estate fund managers.

Qualifications

•Over 30 years of real estate and finance experience

Education

•BS, Business Administration, Northeastern University

•MBA, Northeastern University

•Chartered Financial Analyst

Other Organizations •New York Society of Security Analysts, Member

KRISTIN R. FINNEY-COOKE Managing Director, JP Morgan Multi Asset Solutions Group Age: 51 New Director Nominee

Experience

•Managing Director, JP Morgan Multi Asset Solutions Group (September 2021 – present)

•Senior Consultant and Co-Chair of the Diverse Manager Advisory Committee, NEPC Chicago office, providing investment advice to large asset pools on investment policy development, asset liability modeling, asset allocation, investment manager selection, and performance monitoring (2010 – September 2021)

•Principal, where provided investment consulting services to large public, endowment, healthcare, and corporate fund clients, including three years as the National Public Fund Segment Leader, Mercer (2004 – 2010);

•Spent six years at Credit Suisse First Boston

Qualifications

•23-year career in investment management

•Frequent speaker at conferences and testifies annually at the Illinois State Senate Hearings on behalf of her clients

Education

•BS, Howard University

•MBA, Finance and Accounting, University of Chicago

•Chartered Alternative Investment Analyst (CAIA) designee

Other Organizations

•Board of Trustees, Chicago State University Foundation, Member & Investment Committee Chair

•Board of Trustees, Ann & Robert H. Lurie Children’s Hospital of Chicago Medical Center

•Economic Club of Chicago, Member

Who We Are

Biographical information for the directors up for election follows.

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MARGARITA PALÁU-HERNÁNDEZ, ESQ. Founder and Chief Executive Officer, Hernández Ventures Age: 65 New Director Nominee

Experience

•Founder and Chief Executive Officer, Hernández Ventures, a privately held enterprise involved in Spanish-language media, business, and real estate ventures (1988 – present)

•Nominated to serve as a Representative of the United States of America to the Seventy-third Session of the General Assembly of the United Nations with the personal rank of Ambassador (2018)

•Attorney, McCutcheon, Black, Verleger & Shea (1985 - 1988), specialized in real estate transactions

Qualifications

•International business experience

•Public and private company board, corporate governance, and leadership experience

Education

•BA, magna cum laude, University of San Diego

•JD, UCLA School of Law

Other Boards and
Organizations

•Occidental Petroleum
(since 2020)

•Xerox Holdings Corporation
(since 2021)

•Conduent Incorporated
(since 2019)

•Herbalife Nutrition, Ltd.
(2018 to 2021)

•ALJ Regional Holdings,
Inc. (2015 to 2019)

•Yale School of Management
Council of Global Advisors,
Chair

•Board of Trustees of the National Museum of
the American Latino at
the Smithsonian

•Ronald Reagan UCLA
Medical Center Board
of Advisors

2021 Proxy Statement  21

TERRY CONSIDINE Chief Executive Officer, Air Communities Age: 74 Director since 1994

Experience

•Chief Executive Officer, AIR (2020 - present)

•Chief Executive Officer and Chairman, Aimco Board
(July 1994 - December 2020 separation)

•In 1975, founded and subsequently managed the
predecessor companies that became Aimco at its initial
public offering in 1994

Qualifications

•More than 50 years of experience in real estate, television broadcasting, convenience stores, environmental services, and venture capital

Other Boards

•Aimco (with specific responsibilities during 2021-2022 to support the establishment and growth of the Aimco business, reporting directly to the Aimco board of directors)

•Intrepid Potash, Inc., a publicly held diversified producer of minerals, water, and oilfield services (2008 – June 2021)

THOMAS L. KELTNER Chairman of the Board Age: 75 Independent Director since 2007

Experience

•Executive Vice President and Chief Executive Officer — Americas and Global Brands, Hilton Hotels Corporation (March 2007 - March 2008, which concluded the transition period following Hilton’s acquisition by The Blackstone Group); joined in 1999 and served in various roles.

•Served in several position, Promus Hotel Corporation, including President, Brand Performance and Development (1993 - 1999)

•Served in various capacities, Holiday Inn Worldwide, Holiday Inns International and Holiday Inns, Inc.

•President, Saudi Marriott Company, a division of Marriott Corporation

•Management consultant, Cresap, McCormick and Paget, Inc.

Qualifications

•More than 20 years of experience in the areas of hotel development, acquisition, disposition, franchising, and management

•Property operations, marketing, branding, development, and customer service expertise

Other Boards

•Aimco (April 2007 – December 2020); served as Chairman of Compensation and Human Resources Committee and member of Audit, Nominating and Corporate Governance, and Redevelopment and Construction Committees

Committees

•Audit

•Compensation and Human Resources

•Governance and Corporate Responsibility

•AIR-AIV Transactions

Biographical information for the continuing directors of the Company follows.

22  air communities

DEVIN I. MURPHY President, Phillips Edison & Company Age: 61 Independent Director since 2020

Experience

•President, Phillips Edison & Company, a Nasdaq-listed real estate investment trust that is one of the nation’s largest owners and operators of grocery-anchored shopping centers (2019 – present); Chief Financial Officer (2013 – 2019)

•Vice Chairman, Morgan Stanley (2009 – 2013)

•Global Head of Real Estate Investment Banking, Deutsche Bank, where his team executed over 500 transactions of all types for clients representing total transaction volume exceeding $400 billion, including initial public offerings, mergers and acquisitions, common stock offerings, secured and unsecured debt offerings and private placements of both debt and equity (2004 – 2007)

•Held a number of senior positions including Co-head of U.S. Real Estate Investment Banking and Head of Real Estate Private Capital Markets and served on the Investment Committee of the Morgan Stanley Real Estate Funds, a series of global private real estate funds with over $35 billion in assets under management, Morgan Stanley (1986 – 2006)

Qualifications

•Real estate finance, capital markets and corporate governance expertise

•Served as an investment banker for 28 years

Other Boards

•CoreCivic, Inc., a NYSE listed REIT that is the nation’s leading provider of high-quality corrections and detention management facilities

•Aimco, member of Audit, Compensation and Human Resources, and Governance and Nominating and Corporate Governance Committees (2020 – 2021)

Committees

•Audit

•Compensation and Human Resources

•Governance and Corporate Responsibility

JOHN DINHA RAYIS Age: 67 Independent Director since 2020

Experience

•Skadden, Arps, Slate, Meagher & Flom LLP; Partner, Tax, advising clients on a variety of complex corporate, partnership, and REIT tax law matters (1982 - 2016); Of Counsel (2016 – 2018)

• Adjunct Professor of Law, Stetson University College of Law (2021 - present)

Qualifications

•Corporate, tax, REIT and securities law, governance, and strategic alliances expertise

•Admitted to practice before the U.S. Supreme Court

•Repeatedly selected for inclusion in Chambers Global: The World’s Leading Lawyers for Business in the “Capital Markets: REITs” category, in Chambers USA, America’s Leading Lawyers for Business as one of America’s leading REIT tax lawyers, and in The Best Lawyers in America

Other Boards

•Board of Trustees of The University of Chicago Medical Center (May 2021 – present), member of the Audit, Development, and Science Advancement Committees

•Aimco, member of Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees (2020 – 2021)

Committees

•Audit

•Compensation and Human Resources

•Governance and Corporate Responsibility

•AIR-AIV Transactions

2021 Proxy Statement  23

ANN SPERLING Senior Director, Trammell Crow Company Age: 66 Independent Director since 2018

Experience

•Senior Director focusing on the capitalization and execution of new commercial developments, Trammell Crow Company, the development subsidiary of the public company, CBRE (2013 – present)

•President, Markets West, Jones Lang LaSalle, the public real estate investment and services firm (2012 – 2013), Chief Operating Officer, Americas, where she oversaw operations, finance, marketing, research, human resources, legal, and engineering and served on the governance focused Global Operating Committee (2009 - 2012)

•Managing Director, Catellus, then a mixed-use development and investment subsidiary of the public REIT, Prologis, where she was responsible for operations, finance, and marketing, prior to this subsidiary’s preparation for sale (2007 - 2009)

•Held a variety of roles, Trammell Crow Company, the last of which was as Senior Managing Director and Area Director, responsible for all facets of operations, finance, transactions, and marketing for the Rocky Mountain Region (1982 - 2006)

Qualifications

•Real estate investment and development, operations, marketing, and finance expertise

Other Boards

•SmartRent, a NYSE-listed provider of smart home automation technology

•Aimco, Chairman of Redevelopment and Construction Committees and member of Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees (2018 – 2021)

•Advisory Board of
Cadence Capital

•Advisory Board of the
Gates Center for Regenerative Medicine

Committees

•Audit

•Compensation and Human Resources, Chair

•Governance and Corporate Responsibility

NINA A. TRAN Chief Financial Officer, Pacaso Age: 53 Independent Director since 2016

Experience

•Chief Financial Officer, Pacaso, a real estate technology company that provides second home co-ownership (2021 – present)

•Chief Financial Officer, Veritas Investments, a real estate investment manager that owns and operates mixed-use-multifamily properties in the San Francisco Bay Area and Southern California (2016 – 2021)

•Chief Financial Officer, Starwood Waypoint Residential Trust, a leading publicly traded REIT that owns and operates single-family rental homes (2013 - 2016)

•Held various positions including Senior Vice President and Chief Accounting Officer, and most recently as Chief Global Process Officer, where she helped lead the merger integration of AMB and Prologis, AMB Property Corporation (now Prologis, Inc.), the largest publicly traded global industrial REIT (1995 - 2013)

•Senior Associate, PricewaterhouseCoopers (1991-1995)

Qualifications

•Accounting, financial control, and business processes expertise

Other Boards

•American Assets Trust, a NYSE listed REIT focused on premier office, retail and residential properties

•Aimco, Chairman of Audit Committee and as a member of Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Committees (2016 – 2021)

•Advisory Board,
Asian Pacific Fund

Committees

•Audit, Chair

•Compensation and Human Resources

•Governance and Corporate Responsibility

•AIR-AIV Transactions

24  air communities

Summary of Director Qualifications and Expertise

Below is a summary of the qualifications and expertise of the directors, including expertise relevant to AIR’s business.

Summary of Director Qualifications and Expertise	Mr. Bohjalian	Mr. Considine	Ms. Finney- Cooke	Mr. Keltner	Mr. Murphy	Ms. Paláu- Hernández	Mr. Rayis	Ms. Sperling	Ms. Tran
Accounting and Auditing for Large Business Organizations					•				•
Business Operations		•	•	•	•	•		•	•
Capital Markets	•	•	•		•				•
Corporate Governance	•	•	•		•	•	•
Customer Service				•
Executive	•	•	•	•	•	•	•	•	•
Financial Expertise and Literacy	•	•	•	•	•	•	•	•	•
Information Technology									•
Investment and Finance	•	•	•	•	•		•	•	•
Legal		•				•	•
Marketing and Branding			•	•				•
Property Management and Operations		•	•	•	•			•	•
Real Estate	•	•	•	•	•	•	•	•	•
Talent Development and Management	•	•	•	•	•	•	•	•	•

How We Are Selected & Elected

Board Composition, Board Refreshment, and Director Tenure

AIR is focused on having a well-constructed and high performing board. To that end, the Governance and Corporate Responsibility Committee selects nominees for director based on, among other things, breadth and depth of experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of AIR’s business environment, and willingness to devote adequate time and effort to Board responsibilities. In considering nominees for director, the Governance and Corporate Responsibility Committee seeks to have a diverse range of experience and expertise relevant to AIR’s business. The Governance and Corporate Responsibility Committee places a premium on directors who work well in the collegial and collaborative nature of the Board (which is also consistent with the AIR culture) and also requires directors who think and act independently and can clearly and effectively communicate their convictions. The Governance and Corporate Responsibility Committee assesses the appropriate balance of criteria required of directors and makes recommendations to the Board.

The Governance and Corporate Responsibility Committee has specifically considered the feedback of some stockholders as well as the discussions of some commentators that suggest lengthy Board tenure should be balanced with new perspectives. The Governance and Corporate Responsibility Committee has structured the Board such that there are directors of varying tenures, with new directors and perspectives joining the Board every few years including three new directors being nominated this year. They have done this while retaining the institutional memory of longer-tenured directors. The Governance and Corporate Responsibility Committee believes that longer-tenured

2021 Proxy Statement  25

directors, balanced with less-tenured directors, enhance the Board’s oversight capabilities. AIR’s directors work effectively together, coordinate closely with senior management, comprehend AIR’s challenges and opportunities, and frame AIR’s business strategy. AIR’s Board members have established relationships with each other and in the business community that allow the Board to apply effectively its collective business savvy in guiding AIR’s enterprise.

When formulating its Board membership recommendations, the Governance and Corporate Responsibility Committee also considers advice and recommendations from others, including stockholders, as it deems appropriate. Such recommendations are evaluated based on the same criteria noted above. During 2021, the Governance and Corporate Responsibility Committee hired a third-party search firm to help identify and review director candidates. All three of our new nominees were recommended to the Governance and Corporate Responsibility Committee by our search firm.

The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders.

Independence of Directors

The Board has determined that to be considered independent, a director may not have a direct or indirect material relationship with AIR or its subsidiaries (directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). A material relationship is one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of AIR and its stockholders. In determining whether a material relationship exists, the Board considers all relevant facts and circumstances, including whether the director or a family member is a current or former employee of the Company, family member relationships, compensation, business relationships and payments, and charitable contributions between AIR and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder). The Board consults with the Company’s counsel to ensure that such determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those categorical standards set forth in Section 303A.02 of the listing standards of the New York Stock Exchange.

Consistent with these considerations, the Board has affirmatively determined that all of the director nominees and all of the continuing directors (other than Mr. Considine) are independent.

Majority Voting for the Election of Directors

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director. If a nominee who currently is serving as a director receives a greater number of “against” votes for his or her election than votes “for” such election (a “Majority Against Vote”) in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under AIR’s Bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Board for consideration following certification of the vote. The Governance and Corporate Responsibility Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Governance and Corporate Responsibility Committee’s recommendation. Additional details are set out in Article II, Section 2.03 (Election and Tenure of Directors; Resignations) of AIR’s Bylaws.

Proxy Access

Based on stockholder feedback, corporate governance best practices and trends, and the Company’s particular facts and circumstances, the Board determined to provide in the Company’s bylaws a proxy access right to stockholders. A stockholder or a group of up to 20 stockholders, owning at least 3% of our shares for at least three years, may submit nominees for up to 20% of the Board, or two nominees, whichever is greater, for inclusion in our proxy materials, subject to complying with the requirements contained in our bylaws.

26  air communities

How We Govern and Are Governed

Code of Ethics

The Board has adopted a code of ethics entitled “Code of Business Conduct and Ethics” that applies to the members of the Board, all of AIR’s executive officers and all teammates of AIR or its subsidiaries, including AIR’s principal executive officer, principal financial officer, and principal accounting officer. The Code of Business Conduct and Ethics is posted on AIR’s website (www.aircommunities.com) and is also available in print to stockholders, upon written request to AIR’s Corporate Secretary. If, in the future, AIR amends, modifies, or waives a provision in the Code of Business Conduct and Ethics, rather than filing a Current Report on Form 8-K, AIR intends to satisfy any applicable disclosure requirement under Item 5.05 of Form 8-K by posting such information on AIR’s website (www.aircommunities.com), as necessary.

Corporate Responsibility Report

AIR publishes a Corporate Responsibility Report, which highlights our commitment to environmental and social responsibility. A copy of AIR’s current Corporate Responsibility Report is available on AIR’s website (www.aircommunities.com). Nothing on AIR’s website, including the Corporate Responsibility Report, shall be deemed incorporated by reference into this Proxy Statement.

Corporate Governance Guidelines and Director Stock Ownership

The Board has adopted and approved Corporate Governance Guidelines. These guidelines are available on AIR’s website (www.aircommunities.com) and are also available in print to stockholders, upon written request to AIR’s Corporate Secretary. In general, the Corporate Governance Guidelines address director qualification standards, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, the role of the Board in planning management succession, stock ownership guidelines and retention requirements, and an annual performance evaluation of the Board.

With respect to stock ownership guidelines for the independent directors, the Corporate Governance Guidelines provide that by the completion of five years of service, an Independent Director is expected to own, at a minimum, the lesser of 27,500 shares or shares having a value of at least $550,000. Each of AIR’s continuing directors meets the ownership requirement or has not yet completed five years of service.

Majority Voting with a Resignation Policy

AIR requires its directors to be elected by a majority of the votes cast. Directors failing to get a majority of the votes cast are expected to tender their resignation. If a nominee who currently is serving as a director receives a greater number of “against” votes for his or her election than votes “for” such election (a “Majority Against Vote”) in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under AIR’s Bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Board for consideration following certification of the vote. The Governance and Corporate Responsibility Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Governance and Corporate Responsibility Committee’s recommendation.

Retirement Age or Term Limits

Rather than impose arbitrary limits on service, the Company regularly (and at least annually) reviews each director’s continued role on the Board and considers the need for periodic board refreshment.

Transactions in AIR Securities

The Company has a policy and training program focused on compliance with the securities laws, which are designed to prevent insider trading and ensure compliance with fair disclosure regulations. Any transaction in AIR securities by a director, officer or other employee on certain projects requires pre-clearance with the General Counsel and typically such transactions are permitted only during certain open trading windows. In addition, the Company’s policy against insider trading prohibits short sales and provides certain limitations to help ensure that any sort of margin account, pledges, hedges, or option transactions are consistent with the securities laws and aligned with the best interests of stockholders.

2021 Proxy Statement  27

How We Are Organized

Board Leadership Structure

In connection with the Separation, the Board concluded that separating the Chairman and CEO role would be most effective for the Company’s leadership and governance. Mr. Keltner serves as Chairman of the Board, which includes: presiding over meetings of the Board; presiding over executive sessions of the independent directors, which are held regularly and not less than four times per year; with the CEO, setting meeting agendas and schedules; calling meetings of the independent directors; and being available for direct communication with stockholders.

The Audit, Compensation and Human Resources, and Governance and Corporate Responsibility Committees are composed solely of independent directors so that each independent director hears all information unfiltered and to ensure the most efficient functioning of the Board.

Separate Sessions of Independent Directors

AIR’s Corporate Governance Guidelines (described above) provide that the non-management directors shall meet in executive session without management on a regularly scheduled basis, but no less than four times per year. The non-management directors, which group currently is made up of the eight independent directors, met in executive session without management four times during the year ended December 31, 2020.

Meetings and Committees

The Board held 20 meetings during the year ended December 31, 2020. During 2020, there were three committees: Audit; Compensation and Human Resources; and Governance and Corporate Responsibility. During 2020, no director attended fewer than 75% of the aggregate total number of meetings of the Board and each committee on which such director served.

The Corporate Governance Guidelines (described above) provide that the Company generally expects that the Chairman of the Board will attend all annual and special meetings of the stockholders. Other members of the Board are not required to attend such meetings. All of the then-members of the Board attended the Company’s 2020 Annual Meeting of Stockholders.

Below is a table illustrating the current standing committee memberships and chairmen. Additional detail on each committee follows the table.

Director	AIR-AIV Transactions Committee	Audit Committee	Compensation and Human Resources Committee	Governance and Corporate Responsibility Committee
Terry Considine
Thomas L. Keltner	†	•	•	•
Robert A. Miller		•	•	•
Devin I. Murphy		•	•	•
Kathleen M. Nelson		•	•	†*
John Dinha Rayis	•	•	•	•
Ann Sperling		•	†	•
Michael A. Stein		•	•	•
Nina A. Tran	•	†	•	•

•indicates a member of the committee

†indicates the current committee chairman

*new chairman to be named not later than the end of Ms. Nelson’s term

28  air communities

Mr. Bohjalian and Mses. Finney-Cooke and Paláu-Hernández are expected to join the Audit, Compensation and Human Resources, and Governance and Corporate Responsibility Committees upon their election to the AIR Board. The Board will name a new chairman of the Governance and Corporate Responsibility Committee in connection with Ms. Nelson’s departure from the Board.

Audit Committee

The Audit Committee currently consists of the eight independent directors. Ms. Tran serves as the chairman of the Audit Committee. The Audit Committee has a written charter that was adopted in connection with the Separation. In addition to the work of the Audit Committee, Ms. Tran has regular and recurring conversations with Mr. Beldin, AIR’s Chief Financial Officer (“CFO”), with Ms. Cohn, AIR’s President and General Counsel, with AIR’s controller, with the head of AIR’s internal audit function, and with representatives of Deloitte & Touche LLP. The Audit Committee’s charter is posted on AIR’s website (www.aircommunities.com) and is also available in print to stockholders, upon written request to AIR’s Corporate Secretary.

The Audit Committee’s responsibilities are set forth in the following chart.

Audit Committee Responsibilities	Accomplished In 2020
Oversees AIR’s accounting and financial reporting processes and audits of AIR’s financial statements.	✓
Directly responsible for the appointment, compensation, and oversight of the Company’s independent auditor and the lead engagement partner and makes its appointment based on a variety of factors.	✓
Reviews the scope, and overall plans for and results of the annual audit and internal audit activities.	✓
Oversees management’s negotiation with the Company’s independent auditor concerning fees and exercises final approval over all independent auditor fees.	✓

Consults with management and the Company’s independent auditor with respect to AIR’s processes for risk assessment and enterprise risk management. Areas involving risk that are reported on by management and considered by the Audit Committee, the other Board committees, or the Board, include: operations, liquidity, leverage, finance, financial statements, the financial reporting process, accounting, legal matters, regulatory compliance, information technology and data protection, sustainability, ESG, compensation, succession planning, and human resources and human capital.

✓

Consults with management and the Company’s independent auditor regarding, and provides oversight for, AIR’s financial reporting process, internal control over financial reporting, and the Company’s internal audit function.

✓
Reviews and approves the Company’s policy about the hiring of former employees of independent auditors.	✓

Reviews and approves the Company’s policy for the pre-approval of audit and permitted non-audit services by the independent auditor, and reviews and approves any such services provided pursuant to such policy.

✓
Receives reports pursuant to AIR’s policy for the submission and confidential treatment of communications from teammates and others concerning accounting, internal control, and auditing matters.	✓

Reviews and discusses with management and the Company’s independent auditor quarterly earnings releases prior to their issuance and quarterly reports on Form 10-Q and annual reports on Form 10-K prior to their filing.

✓

Reviews the responsibilities and performance of the Company’s internal audit function, approves the hiring, promotion, demotion, or termination of the lead internal auditor, and oversees the lead internal auditor’s periodic performance review and changes to his or her compensation.

✓

Reviews with management the scope and effectiveness of the Company’s disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of the Company’s financial statements in connection with the certifications made by the CEO and CFO.

✓
Meets regularly with members of AIR management and with the Company’s independent auditor, including periodic meetings in executive session.	✓

Performs an annual review of the Company’s independent auditor, including an assessment of the firm’s experience, expertise, communication, cost, value, and efficiency, and including external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on the Company’s independent auditor and its peer firms.

✓
Performs an annual review of the lead engagement partner of the Company’s independent auditor and the potential successors for that role.	✓
Periodically evaluates independent audit service providers.	✓

2021 Proxy Statement  29

The Audit Committee held five meetings during the year ended December 31, 2020. As set forth in the Audit Committee’s charter, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. No member of the Audit Committee serves on the audit committee of more than two other public companies.

Audit Committee Financial Expert

AIR’s Board has designated Ms. Tran as an “audit committee financial expert.” In addition, all of the members of the Audit Committee qualify as audit committee financial experts. Each member of the Audit Committee is independent, as that term is defined by Section 303A of the listing standards of the New York Stock Exchange relating to audit committees.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of the eight independent directors. Ms. Sperling serves as the chairman of the Compensation and Human Resources Committee. Ms. Sperling meets regularly with Ms. Cohn. Ms. Sperling also has regular conversations with AIR’s independent compensation consultant, FPL Associates (“FPL”) and with outside counsel with expertise in executive compensation and compensation governance related matters. The Compensation and Human Resources Committee has a written charter that was adopted in connection with the Separation. The Compensation and Human Resources Committee’s charter is posted on AIR’s website (www.aircommunities.com) and is also available in print to stockholders, upon written request to AIR’s Corporate Secretary.

The Compensation and Human Resources Committee’s responsibilities are set forth in the following chart.

Compensation and Human Resources Committee Responsibilities	Accomplished In 2020
Responsible for succession planning in all leadership positions, both in the short term and the long term, with particular focus on CEO succession in the short term and the long term.	✓
Oversee the Company’s management of the talent pipeline process.	✓
Oversee the goals and objectives of the Company’s executive compensation plans.	✓
Annually evaluate the performance of the CEO.	✓
Determine compensation for the CEO and other executive officers.	✓
Negotiate and provide for the documentation of any employment agreement (or amendment thereto) with the CEO, as applicable.	✓
Review with the CEO the CEO’s performance evaluation of the other executive officers.	✓
Approve and grant any equity compensation.	✓
Review and discuss the Compensation Discussion & Analysis with management.	✓

Oversee the Company’s submission to a stockholder vote of matters relating to compensation, including advisory votes on executive compensation and the frequency of such votes, incentive and other compensation plans, and amendments to such plans.

✓
Consider the results of stockholder advisory votes on executive compensation and take such results into consideration in connection with the review and approval of executive officer compensation.	✓
Review stockholder proposals and advisory stockholder votes relating to executive compensation matters and recommend to the Board the Company’s response to such proposals and votes.	✓
Review compensation arrangements to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking.	✓
Review and approve the terms of any compensation “claw back” or similar policy or agreement between the Company and the Company’s executive officers.	✓
Review periodically the goals and objectives of the Company’s executive compensation plans, and amend, or recommend that the Board amend, these goals and objectives if appropriate.	✓
Oversee the Company’s culture, with a particular focus on collegiality, collaboration, and team building.	✓

30  air communities

One of the most important responsibilities of the Compensation and Human Resources Committee is to ensure a succession plan is in place for key members of the Company’s executive management team, including the CEO. Based on the work of the Compensation and Human Resources Committee, the Board has a succession plan for the CEO position, is prepared to act in the event of a CEO vacancy in the short term, and has identified candidates for succession over the long term. The Board will select the successor taking into consideration the needs of the organization, the business environment, and each candidate’s skills, experience, expertise, leadership, and fit. The Company maintains a robust succession planning process, as highlighted in the following chart.

Management Succession
The Company maintains an executive talent pipeline for every executive officer position, including the CEO position, and every other officer position within the organization.

The executive talent pipeline includes “interim,” “ready now,” and “under development” candidates for each position. The Company has an intentional focus on those formally under development for executive roles. Management is also focused on attracting, developing, and retaining strong talent across the organization.

The executive talent pipeline is formally updated annually and is the main topic of at least one of the Compensation and Human Resources Committee’s meetings each year. The Compensation and Human Resources Committee also reviews the pipeline in connection with year-end performance and compensation reviews for every executive officer position. The pipeline is discussed regularly at the management level, as well.

Talent development and succession planning is a coordinated effort among the CEO, the Compensation and Human Resources Committee, and the Company’s Human Resources team, as well as each succession candidate.

The Board is provided exposure to succession candidates for executive officer positions.
Multiple internal succession candidates have been identified for the CEO position.
Each CEO succession candidate has been with AIR for over a decade and a half and has at least a decade of executive experience.
All executive succession candidates have formal development plans.
All CEO succession candidates receive one-on-one development from a professional executive coach.
All CEO succession candidates receive annual 360-degree feedback.
Mr. Considine provides formal updates to the Compensation and Human Resources Committee annually, and informal updates at least quarterly, on CEO succession candidates’ development plan progress.
An executive coach provides formal updates to the Compensation and Human Resources Committee annually, and informal updates more frequently, on CEO succession candidates’ development plan progress.

The Company maintains a forward-looking approach to succession. Positions are filled considering the business strategy and needs at the time of a vacancy and the candidate’s skills, experience, expertise, leadership and fit.

The Company has a proven track record on the development of talented leaders and succession.

The Compensation and Human Resources Committee held five meetings during the year ended December 31, 2020.

Governance and Corporate Responsibility Committee

The Governance and Corporate Responsibility Committee currently consists of the eight independent directors. Ms. Nelson serves as the chairman of the Governance and Corporate Responsibility Committee. The Governance and Corporate Responsibility Committee has a written charter that was adopted in connection with the Separation. The Governance and Corporate Responsibility Committee’s charter is posted on AIR’s website (www.aircommunities.com) and is also available in print to stockholders, upon written request to AIR’s Corporate Secretary. During 2021, the Board determined to change the name of the Governance and Corporate Responsibility Committee (from the Nominating and Corporate Governance Committee) to emphasize the Company’s and the Board’s commitment to consideration of environmental, social, sustainability, and corporate responsibility matters. The Company also appointed its first Chief Corporate Responsibility Officer, Patti Shwayder, a 19-year veteran of the Company.

2021 Proxy Statement  31

The Governance and Corporate Responsibility Committee’s responsibilities are set forth in the following chart.

Governance and Corporate Responsibility Committee Responsibilities	Accomplished In 2020

Focuses on Board candidates and nominees, and specifically:

•Plans for Board refreshment and succession planning for directors;

•Identifies and recommends to the Board individuals qualified to serve on the Board;

•Identifies, recruits, and, if appropriate, interviews candidates to fill positions on the Board, including persons suggested by stockholders or others; and

•Reviews each Board member’s suitability for continued service as a director when his or her term expires and when he or she has a change in professional status and recommends whether or not the director should be re-nominated.

✓

Focuses on Board composition and procedures as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, and expertise required for the Board as a whole.

✓
Develops and recommends to the Board a set of corporate governance principles applicable to AIR and its management.	✓
Reviews corporate governance trends, best practices, and applicable laws and regulations and considers other corporate governance matters and develops recommendations for the Board.	✓
Maintains a related party transaction policy and oversees any potential related party transactions.	✓
Oversees a systematic and detailed annual evaluation of the Board, committees, and individual directors in an effort to continuously improve the function of the Board.	✓
Oversees the Company’s commitment to policies and strategies related to environmental, social, sustainability, and corporate responsibility matters and disclosures related thereto.	✓
Provides guidance to the Board and management about the framework and the forum for the Board to consider important matters of public policy and vet stockholder input.	✓
Reviews annually the Company’s public policy advocacy efforts and political and charitable contributions.	✓

The Governance and Corporate Responsibility Committee held five meetings during the year ended December 31, 2020.

The following table sets forth the number of meetings held by the Board and each committee during the year ended December 31, 2020.

	Board	Non-Management Directors	Audit Committee	Compensation and Human Resources Committee	Governance and Corporate Responsibility Committee
Number of Meetings	20	9	5	5	5

AIR-AIV Transactions Committee

In addition to the three standing committees, the Board has established the AIR-AIV Transactions Committee. The AIR-AIV Transactions Committee will consist of at least three independent directors, which will initially be Messrs. Keltner and Rayis and Ms. Tran. Mr. Keltner serves as the chairman of the AIR-AIV Transactions Committee. The AIR-AIV Transactions Committee meets regularly with Ms. Cohn, AIR’s President and General Counsel, along with other members of AIR’s management team. The AIR-AIV Transactions Committee has a written charter that is reviewed annually.

The AIR-AIV Transactions Committee charter is posted on AIR’s website (www.aircommunities.com) and is also available in print to stockholders, upon written request to AIR’s Corporate Secretary.

32  air communities

The AIR-AIV Transactions Committee’s responsibilities are set forth in the following chart.

AIR-AIV Transaction Committee

Oversee all prospective contracts or transactions to be entered into by and between AIR and Aimco (each an “AIR-AIV Transaction”) to ensure that all AIR-AIV Transactions are on an arms-length basis and on commercially reasonable terms, and provide recommendations to the Board regarding the same.

Review any proposed material modifications, extensions, and terminations (other than by the terms of an agreement) to any contract entered into between AIR and Aimco in connection with the separation of AIR and Aimco or since such time, and provide recommendations to the Board regarding the same.

Consider and make periodic recommendations to the Board with regard to the relationship between AIR and Aimco.
Receive a regular report of all material activities between AIR and Aimco, including those pursuant to agreements approved and entered into at the time of the separation transaction.
Exercise such additional powers and duties as may be reasonable, necessary, or desirable, in the AIR-AIV Transaction Committee’s discretion, to fulfill its duties under its charter.
Perform such other functions as assigned by law, AIR’s charter or bylaws or the Board.

The AIR-AIV Transactions Committee was formed in July 2021, and will meet at least quarterly and as often as is necessary to carry out its duties and responsibilities.

How We Are Paid

Director Compensation

In formulating its recommendation for director compensation, the Governance and Corporate Responsibility Committee reviews director compensation for independent directors of companies in the real estate industry and companies of comparable market capitalization, revenue and assets and considers compensation trends for other NYSE-listed companies and S&P 500 companies. The Governance and Corporate Responsibility Committee also considers the relatively small size of the AIR board as compared to other boards, the participation of each Independent Director on each committee, and the resulting workload on the directors. In addition, the Governance and Corporate Responsibility Committee considers the overall cost of the Board to the Company and the cost per director.

As noted previously, on December 15, 2020, AIR became a separate and distinct public company from Aimco with the consummation of the Separation. The majority of the directors of the Company served as the directors of Aimco for all but two weeks of 2020 and then became directors of AIR. As described herein, AIR’s director compensation philosophy, including with respect to its directors remains largely consistent with that of pre-Separation Aimco’s. Given the timing of the Separation, the 2020 elements of director compensation reflect Aimco’s compensation program and philosophy.

2020

For 2020, compensation for the independent directors remained consistent with their compensation for 2019. Specifically, director compensation included a fixed annual cash retainer of $90,000 and an award of 3,200 shares of fully vested Aimco Common Stock. No meeting fees were paid to the independent directors for attending meetings of the Board and the committees on which they serve. For the year ended December 31, 2020, the independent directors were paid as follows:

2021 Proxy Statement  33

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Terry Considine(3)	—	—	—	—	—	—	—
Thomas L. Keltner	90,000	170,432	—	—	—	—	260,432
Robert A. Miller	90,000	170,432	—	—	—	—	260,432
Devin I. Murphy	67,500	89,304	—	—	—	—	156,804
Kathleen M. Nelson	90,000	170,432	—	—	—	—	260,432
John Dinha Rayis	67,500	89,304	—	—	—	—	156,804
Ann Sperling	90,000	170,432	—	—	—	—	260,432
Michael A. Stein	90,000	170,432	—	—	—	—	260,432
Nina A. Tran	90,000	170,432	—	—	—	—	260,432

(1)For 2020, each Independent Director received a cash retainer of $90,000, except Messrs. Murphy and Rayis, who joined the Board on April 28, 2020, received a prorated cash retainer of $67,500 each.

(2)For 2020, Messrs. Keltner, Miller, and Stein, and Mses. Nelson, Sperling, and Tran were each awarded 3,200 shares of Aimco Common Stock, which shares were awarded on January 28, 2020, and the closing price on that date was $53.26. Messrs. Murphy and Rayis, who joined the Board on April 28, 2020, were each awarded a prorated amount of 2,400 shares of Aimco Common Stock on April 28, 2020, and the closing price on that date was $37.21. The dollar value shown above represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and is calculated based on the closing price of Aimco’s Common Stock on the date of grant.

(3)Mr. Considine, who is not an Independent Director, does not receive any additional compensation for serving on the Board.

2021

Compensation for each of the independent directors in 2021 includes an annual fee of 4,000 shares of AIR Common Stock, which shares were awarded on January 25, 2021. The closing price of AIR’s Common Stock on the New York Stock Exchange on January 25, 2021, was $39.21. The independent directors also received an annual cash retainer of $90,000, paid quarterly. Directors will not receive meeting fees in 2021.

How to Communicate With Us

Stockholder Engagement

Under the direction of the Board and including participation by Board members when requested by stockholders, AIR regularly engages with stockholders on governance, pay and business matters, and systematically and at least annually canvasses its largest stockholders.

Communicating with the Board of Directors

Any interested parties desiring to communicate with AIR’s Board, the Chairman of the Board, any of the other independent directors, any committee chairman, or any committee member may directly contact such persons by directing such communications in care of AIR’s Corporate Secretary. All communications received as set forth in the preceding sentence will be opened by the office of AIR’s General Counsel for the sole purpose of determining whether the contents represent a message to AIR’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

To contact AIR’s Corporate Secretary, correspondence should be addressed as follows:

Corporate Secretary
Office of the General Counsel
Apartment Income REIT Corp.
4582 South Ulster Street, Suite 1700
Denver, Colorado 80237
corporatesecretary@aircommunities.com

Ratification of Selection
of Independent
Registered Public
Accounting Firm

The Board of Directors recommends
a vote “FOR” the ratification of the
selection of Deloitte & Touche LLP.

PROPOSAL 2

Pursuant to a competitive process, on September 23, 2021, the Audit Committee approved the appointment of Deloitte & Touche LLP to serve as AIR’s independent registered public accounting firm for the remainder of the fiscal year ended December 31, 2021. During the competitive process, on September 22, 2021, Ernst & Young LLP resigned as the Company’s independent registered public accounting firm, effective immediately. The Board is submitting the selection of Deloitte & Touche LLP for stockholder ratification.

Representatives of Deloitte & Touche LLP are expected to be present at the Meeting, have an opportunity to make a statement and respond to appropriate questions.

The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Deloitte & Touche LLP. Abstentions or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted “for” the proposal to ratify the selection of Deloitte & Touche LLP.

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OUR AUDITORS

Change in Independent Registered Public Accounting Firm

New Independent Registered Public Accounting Firm

As disclosed above, on September 23, 2021, the Audit Committee approved the appointment of Deloitte & Touche LLP for the fiscal year ending December 31, 2021. During the fiscal years ended December 31, 2020 and December 31, 2019, and for the subsequent interim period through September 23, 2021, none of AIR, the Operating Partnership or anyone on their behalf consulted Deloitte & Touche LLP regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided that Deloitte & Touche LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Previous Independent Registered Public Accounting Firm

Also as disclosed above, during the competitive process, on September 22, 2021, Ernst & Young LLP resigned as the Company’s independent registered public accounting firm, effective immediately. Ernst & Young LLP’s reports on (i) the consolidated financial statements as of and for fiscal year ended December 31, 2020 of AIR and the Operating Partnership and (ii) the consolidated financial statements as of and for the fiscal year ended December 31, 2019 of AIR’s predecessor, Apartment Investment and Management Company, and the Operating Partnership, then known as AIMCO Properties, L.P., did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During fiscal years ended December 31, 2020 and December 31, 2019, and in the subsequent interim period through September 22, 2021, (i) there were no disagreements with Ernst & Young LLP (within the meaning of Item 304(a)(1)(iv) of Regulation S-K) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference thereto in its reports; and (ii) there were no reportable events (as defined by Item 304(a)(1)(v) of Regulation S-K).

2021 Proxy Statement  37

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee oversees AIR’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. A written charter approved by the Audit Committee and ratified by the Board governs the Audit Committee. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed under applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and U.S. Securities and Exchange Commission (SEC). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable PCAOB requirements, has discussed with the independent registered public accounting firm its independence from the Company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining such firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during 2020.

None of the Audit Committee members have a relationship with the Company that might interfere with the exercise of the member’s independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC. The Audit Committee has also determined that provision by the Company’s independent registered public accounting firm of other non-audit services is compatible with maintaining the auditor’s independence . The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

Date: October 26, 2021

MICHAEL A. STEIN
THOMAS L. KELTNER
ROBERT A. MILLER
DEVIN I. MURPHY
KATHLEEN M. NELSON
JOHN DINHA RAYIS
ANN SPERLING
NINA A. TRAN (CHAIRMAN)

The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

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PRINCIPAL ACCOUNTANT FEES AND SERVICES

Principal Accountant Fees

Below is information on the fees billed for services rendered by Ernst & Young LLP, the Company’s former independent registered public accounting firm, during the years ended December 31, 2020, and 2019.

Year Ended December 31,
	2020	2019
Aggregate fees billed for services	$3.72 million	$2.11 million

Audit Fees(1):

Including fees associated with the audit of our annual financial statements, internal controls, interim reviews of financial statements,

registration statements, comfort letters, and consents

	$2.87 million	$1.23 million
Audit-Related Fees: Including fees related to benefit plan audits	$0.03 million	$0.03 million
Tax Fees:
Tax Compliance Fees(2)	$0.60 million	$0.60 million
Tax Consulting Fees(3)	$0.22 million	$0.20 million
Total Tax Fees	$0.82 million	$0.80 million
All other fees(4)	—	$0.05 million

(1)The increase audit fees in 2020 as compared to 2019 is related primarily to the work associated with the Separation.

(2)Tax compliance fees consist primarily of income tax return preparation and income tax return review fees related to the income tax returns of the Company, the AIR Operating Partnership, and certain Company subsidiaries and affiliates.

(3)Tax consulting fees consist primarily of amounts attributable to routine advice related to various transactions, and assistance related to income tax return examinations by governmental authorities.

(4)Other fees consist of amounts attributable to due diligence pertaining to acquisitions.

In selecting Ernst & Young LLP to perform tax compliance and tax consulting services during the years ended December 31, 2020 and 2019, the Audit Committee evaluated the efficiency and expertise brought by Ernst & Young LLP and concluded that such engagement was in the best interest of the Company and its stockholders. The Audit Committee considered that the Company’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on the Company’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels, and diversity of stock ownership. The Audit Committee also specifically considered the amount of the fees as compared to the Company’s overall engagement and as compared to Ernst & Young LLP’s overall book of business and concluded that such engagement by the Company would have no negative bearing on Ernst & Young LLP’s independence.

2021 Proxy Statement  39

In its pre-approval of such tax services in accordance with the policies outlined below, the Audit Committee gave appropriate consideration to the applicable independence rules of the SEC and PCAOB. Specifically, the Audit Committee considered:

•The SEC’s three basic principles of independence with respect to services provided by auditors, violations of which would impair the auditor’s independence: (1) an auditor cannot function in the role of management; (2) an auditor cannot audit his or her own work; and (3) an auditor cannot serve in an advocacy role for his or her client;

•The non-audit services specifically prohibited under the SEC’s auditor independence rules:

•Bookkeeping or other services related to the accounting records or financial statements of the audit client;

•Financial information systems design and implementation;

•Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•Actuarial services;

•Internal audit outsourcing services;

•Management functions or human resources;

•Broker or dealer, investment adviser, or investment banking services; and

•Legal services and expert services unrelated to the audit.

•The following rules of the PCAOB:

•3521 - Contingent Fees;

•3522 - Tax Transactions; and

•3524 - Audit Committee Pre-approval of Certain Tax Services.

In addition, the Audit Committee considered the SEC’s Release, Strengthening the Commission’s Requirements Regarding Auditor Independence, in which the SEC reiterated “its long-standing position that an accounting firm can provide tax services to its audit clients without impairing the firm’s independence.”

Audit Committee Pre-Approval Policies

The Audit Committee has adopted the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-approval Policy”). A summary of the Pre-approval Policy is as follows:

•The Pre-approval Policy describes the Audit, Audit-related, Tax and Other Permitted services that have the general pre-approval of the Audit Committee.

•Pre-approvals are typically subject to a dollar limit of $50,000.

•The term of any general pre-approval is generally 12 months from the date of pre-approval.

•At least annually, the Audit Committee reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee.

•Unless a type of service has received general pre-approval and is anticipated to be within the dollar limit associated with the general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm.

•The Audit Committee will consider whether all services are consistent with the rules on independent registered public accounting firm independence.

•The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with Aimco’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Aimco’s ability to manage or control risk or improve audit quality. Such factors are considered as a whole, and no one factor is necessarily determinative.

All of the services described in the Principal Accountant Fee section above were approved pursuant to the annual engagement letter or in accordance with the Pre-approval Policy.

40  air communities

OUR EXECUTIVES

Please see Mr. Considine’s bio in the ”Our Board” section of the proxy.

Paul L. Beldin. Mr. Beldin is AIR’s Chief Financial Officer and also an Executive Vice President. Mr. Beldin joined Aimco in 2008 as Senior Vice President and Chief Accounting Officer and became Aimco’s Executive Vice President and Chief Financial Officer in 2015. Prior to joining Aimco, from October 2007 to March 2008, Mr. Beldin served as Chief Financial Officer of APRO Residential Fund. Prior to that, from May 2005 to September 2007, Mr. Beldin served as Chief Financial Officer of America First Apartment Investors, Inc., then a publicly traded company. From 1996 to 2005, Mr. Beldin was with the firm of Deloitte & Touche, LLP, serving in numerous roles, including Audit Senior Manager and in the firm’s national office as an Audit Manager in SEC Services. Mr. Beldin is a certified public accountant.

Lisa R. Cohn. Ms. Cohn is AIR’s President and also its General Counsel. Ms. Cohn has specific responsibility for governance, information technology and process innovation, human resources, and legal. Ms. Cohn was appointed Executive Vice President, General Counsel and Secretary of Aimco in December 2007. In addition to serving as general counsel, Ms. Cohn had responsibility for construction services, asset quality and service, human resources, insurance, and risk management. She was also responsible for Aimco’s acquisition activities in the western region and disposition activities nationwide. Ms. Cohn has previously served as chairman of Aimco’s investment committee. From January 2004 to December 2007, Ms. Cohn served as Aimco’s Senior Vice President and Assistant General Counsel. She joined Aimco in July 2002 as Vice President and Assistant General Counsel. Prior to joining Aimco, Ms. Cohn was in private practice with the law firm of Hogan & Hartson LLP with a focus on public and private mergers and acquisitions, venture capital financing, securities, and corporate governance.

Keith M. Kimmel. Mr. Kimmel is President of AIR Property Operations. Mr. Kimmel was appointed Aimco’s Executive Vice President of Property Operations in January 2011. From September 2008 to January 2011, Mr. Kimmel served as Aimco’s Area Vice President of property operations for the western region. Prior to that, from March 2006 to September 2008, he served as Aimco’s Regional Vice President of property operations for California. He joined Aimco in March of 2002 as a Regional Property Manager. Prior to joining Aimco, Mr. Kimmel was employed with Casden Properties from 1998 through 2002 and was responsible for the operation of the new construction and high-end product line. Mr. Kimmel began his career in the multifamily real estate business in 1992 as a leasing consultant and on-site manager.

Advisory Vote
on Executive
Compensation

The Board of Directors recommends
a vote “FOR” approval of the
compensation of our named
executive officers, as disclosed in
this proxy statement.

PROPOSAL 3

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

AIR has not previously presented a say-on-pay proposal for stockholder approval. At Aimco’s 2020 Annual Meeting of Stockholders, approximately 97.9% of the votes cast in the advisory vote on executive compensation that were present and entitled to vote on the matter were in favor of the compensation of Aimco’s NEOs (also commonly referred to as “Say on Pay”) as disclosed in Aimco’s 2020 proxy statement. Additionally, as required every six years, at this year’s Annual Meeting of Stockholders, our stockholders will have the opportunity to provide an advisory vote on the frequency of future Say on Pay votes.

In 2020 and 2021, we engaged with stockholders representing approximately 2/3 of our outstanding shares of Common Stock as of June 30, 2021, as part of our ongoing process of soliciting feedback on AIR’s executive compensation program, disclosure, and governance. The Company has received supportive feedback from stockholders on the structure of its executive compensation program, the program’s alignment of pay and performance, and the quantum of compensation delivered under the program as described in detail under the heading “Compensation Discussion & Analysis—Stockholder Engagement Regarding Executive Compensation.”

As described in detail under the heading “Compensation Discussion & Analysis,” we seek to align closely the interests of our NEOs with the interests of our stockholders. Our compensation program is designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of total stockholder return (“TSR”) greater than peers, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The vote is advisory, which means that the vote is not binding on the Company, our Board or the Committee. However, as described above, we take seriously the views of our stockholders, and to the extent there is any significant vote against our executive compensation as disclosed in this proxy statement, the Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

To be approved at the Meeting, Proposal 3 must receive the affirmative vote of a majority of the total votes cast at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote.

We are asking the Company’s stockholders to approve, on an advisory basis, the following resolution: RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion & Analysis, the 2020 Summary Compensation Table and the other related tables and disclosure, is hereby APPROVED.

Advisory Vote on the
Frequency of Future
Advisory Votes on
Executive Compensation

The Board of Directors recommends
a vote “FOR” an annual advisory
vote on executive compensation.

PROPOSAL 4

The Dodd-Frank Wall Street Reform and Consumer Protection Act provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our NEOs as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal. We currently hold an advisory vote on executive compensation every year.

Our Board continues to believe that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote remains consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

The Company recognizes that stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory and not binding on the Company or our Board in any way. However, the Board and the Compensation and Human Resources Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the current recommendation of the Board or the frequency receiving the most votes cast by our stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board.

46  air communities

OUR PAY

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

Executive Summary

•AIR separated from Aimco in December 2020. Payments disclosed in this CD&A were made both by us and our predecessor company, Aimco.

•AIR and Aimco delivered strong operational performance in 2020 despite COVID-19. Our NOI margin was a peer-leading 72%, and despite the pandemic, we also had coastal peer leading same-store revenue growth in 2020.

•Annual incentive plan were based on financial, operational, and strategic objectives. Financial and operational results are weighted at 70% of the total incentive, with balance sheet, capital allocation, and employee engagement metrics comprising the remainder.

•Annual incentive plan adjusted due to COVID-19. The pandemic rendered our operational and financial goals moot. To appropriately reward executives for exceptional leadership demonstrated through the leadership, the Compensation Committee replaced those metrics with a qualitative COVID-19 response metric, in line with feedback received from stakeholder groups.

•Annual incentive payout capped at target. Based on COVID-19 response, capital allocation, balance sheet, and employee engagement performance, the calculated payout was 122.25%. In light of program adjustments made due to COVID-19, the committee exercised discretion to cap payouts at 100% of target.

•Performance equity granted in 2018 earned at 170% of target. Across the 2018-2020 period, Aimco and AIR Total Stockholder Return (TSR) performed strongly versus the Nareit Equity Apartment Index and the MSCI US REIT Index, exceeding both by at least 300 basis points. This above-market performance resulted in an above-target payout for our executives.

•2021 compensation in line with 2020. The AIR compensation philosophy and general compensation program structure has not changed significantly from Aimco. AIR remains committed to long-term, stockholder-aligned, performance-based compensation for senior executives and with more CEO compensation tied to TSR than any peer CEOs.

35.4%

5-Year Cumulative TSR, vs 26.7%
for the MSCI US REIT Index and
18.3% for the NAREIT Apartment
Index for the period ending
December 31, 2020

72%

NOI Margin, vs 67.1%
peer average

3.4%

10-year revenue CAGR

98.2%

5-year average
Say-on-Pay support rate

2021 Proxy Statement  47

Our Company

Apartment Income REIT Corp., known as AIR Communities, is the owner and operator of best-in-class apartment communities across the United States. AIR Communities professionally manages high-quality properties in most major markets, including Boston, Philadelphia, Los Angeles, and Miami. Our communities are managed by outstanding team members who provide unbeatable customer service.

As noted previously, on December 15, 2020, AIR became a separate and distinct public company from Aimco with the consummation of the Separation. The management team of the Company served as the management team of Aimco for all but two weeks of 2020 and then as the management team of AIR. As described below, AIR’s compensation philosophy remains largely consistent with that of Aimco’s. Given the timing of the Separation, the 2020 elements of compensation and compensation philosophy covered in this CD&A reflect Aimco’s compensation program and philosophy, and references relating to determinations made with respect to compensation generally reflect determinations made by Aimco or the Aimco Compensation and Human Resources Committee (the “Committee”), as applicable, except where noted otherwise.

Our Named Executive Officers

This CD&A describes the compensation programs and practices regarding our Named Executive Officers (“NEOs”) for the 2020 fiscal year. Our NEOs for fiscal year 2020 were our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated officers, including our former Senior Vice President and Chief Investment Officer who departed AIR in May 2021, listed below:

Name	Age	First Elected	Position
Terry Considine	74	July 1994	Chief Executive Officer and Director
Paul L. Beldin	47	September 2015	Executive Vice President and Chief Financial Officer
Lisa R. Cohn	52	December 2007	President, General Counsel, and Secretary
Keith M. Kimmel	50	January 2011	President, Property Operations
Conor Wagner(1)	39	December 2020	Former Senior Vice President and Chief Investment Officer

(1)Mr. Wagner resigned from AIR effective May 14, 2021.

2020 Say-on-Pay Vote Result and Stockholder Engagement Regarding Executive Compensation

At Aimco’s 2020 Annual Meeting of Stockholders, approximately 98% of the votes cast in the advisory vote on executive compensation (also commonly referred to as “Say on Pay”) approved the compensation of Aimco’s named executive officers (NEOs) as disclosed in the 2020 proxy statement. The AIR Compensation and Human Resources Committee (the “AIR Committee”) and AIR’s management remain committed to extensive engagement with stockholders as part of ongoing efforts to formulate and implement an executive compensation program designed to align the long-term interests of our executive officers with those of our stockholders.

In the summer and fall of 2020, Aimco engaged with stockholders representing approximately 73% of Aimco’s Class A Common Stock (“Aimco’s Common Stock”) outstanding as of September 30, 2020. Like many other companies, Aimco had finalized its 2020 executive compensation plan prior to the onset of the COVID-19 pandemic. STI goals were set, and LTI awards were granted, in late January 2020. The pandemic rendered moot two of the Company’s six 2020 STI goals. The Company had extensive conversations with stockholders, compensation consultants, proxy commentators, and outside counsel.

Each of these constituencies stated they expected compensation committees to exercise discretion with respect to 2020 STI plans and, provided the discretionary adjustments were reasonable and disclosed thoroughly, companies should not expect a negative Say on Pay vote. These same constituencies advised that “above target” payouts where discretion is applied and/or metrics are changed from the plan established at the beginning of the year would be heavily scrutinized, especially where there is a pay and performance misalignment. They also encouraged the

48  air communities

Company to leave its LTI plan intact and not cancel and re-issue awards, or grant new awards, as a result of the pandemic. Finally, these constituencies stated they would view any changes made to executive compensation programs with an eye toward whether the Company laid off, furloughed, or cut pay below the executive level.

AIR has continued to emphasize stockholder engagement during 2021. We regularly engage with stockholders regarding pay, governance, and in particular the during the spring and summer of 2021, the path that AIR was taking when selecting new director nominees for election.

Overview of Pay-for-Performance Philosophy and 2020 Business Performance Results

AIR is a pay-for-performance organization. AIR starts by setting target total compensation near the median of target total compensation for its peers as identified on page 59, both as a measure of fairness and also to provide an economic incentive to remain with the Company. Actual compensation varies from target compensation based on the Company’s results. Each officer’s annual cash incentive compensation, “short term incentive” or STI, is based in part on the Company’s performance against corporate, rather than personal, goals. The more senior the officer, the greater the percentage of his or her STI that is based on the Company’s performance against its corporate goals. Longer term compensation, “long term incentive” or LTI, follows a similar tiered structure. Each officer’s LTI is based in part on the Company’s “total stockholder return” or TSR, relative to its peers, with executive officers having a greater share of their LTI based on relative TSR. In the case of Mr. Considine, his entire LTI award is “at risk” based on the Company’s relative TSR. LTI is measured and vests over time, typically a period of four years, so that officers bear longer term exposure to the decisions they make.

To reinforce alignment of stockholder and management interests, the Company also has stock ownership guidelines that require substantial equity holdings by executive officers, as described further on page 74.

Consummation of Separation of AIR and Aimco, unlocking $1 billion of stockholder value. The TSR of the combined companies outperformed the six large apartment REITs comprising the Company’s multi-family peer group by more than 1,900 basis points from the announcement of the Separation in September 2020 through December 31, 2020. On the same combined basis, TSR was the best of the coastal apartment REITs for the past one, two, three, and five years. Coastal apartment REIT peers consist of Avalon Bay Communities, Inc., Essex Property Trust, Equity Residential, and UDR, Inc., which offer greater comparability in geographic markets and average rent levels. Multi-family peers include the coastal apartment REIT peers and also include Camden Property Trust and Mid-America Apartment Communities.

Aimco produced solid results across all five areas of strategic focus that provide the foundation for the long-term sustainable profitability we seek for the stockholder capital entrusted to Aimco.

Summary of Executive Compensation Program and Governance Practices

What We Pay and Why: Components of Executive Compensation

Total compensation for AIR named executive officers is comprised of the following components:

Compensation Component	Form	Purpose
Base Salary	Cash	Provide a salary that is competitive with market.
STI	Cash	Reward executive for achieving short-term business objectives.
LTI	Restricted stock, Long-Term Incentive Plan (“LTIP”) units, and/or stock options, subject to performance and/or time vesting, typically over four years.	Align executive’s compensation with stockholder objectives and provide an incentive to take a longer-term view of AIR’s performance.

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LTI compensation directly ties the interests of executives to the interests of our stockholders, and comprises a substantial proportion of compensation for AIR NEOs, as follows:

CEO 2020 TARGET PAY MIX

63%
LTI Equity
Awards
10%
Salary
27%
Cash Bonus
Variable Incentive Pay Based Entirely on Relative TSR (90%)

OTHER NEOS 2020 TARGET PAY MIX

36%
LTI Equity
Awards
40%
Salary
24%
Cash Bonus
Variable Incentive Pay (60%)

CEO Pay Overview

The Committee determines the compensation for the CEO. In setting Mr. Considine’s target total compensation for 2020, the Committee considered, among other things, the peer group compensation data as discussed below and Mr. Considine’s expertise and experience. The Committee devised a compensation plan for Mr. Considine that resulted in approximately 10% base salary, 27% based on Aimco’s performance against its 2020 corporate goals, and 63% based on relative TSR, making more of Mr. Considine’s target compensation tied to TSR than is the case for any of his peers. Mr. Considine’s target compensation mix is illustrated as follows:

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Total Compensation for 2020

For 2020, total compensation is the sum of base compensation earned in 2020, STI earned in 2020, and LTI awards granted in 2020.

Base Compensation for 2020

For 2020, Mr. Considine’s base compensation was $700,000, unchanged from the previous three years, and well below the median for CEOs of his experience, expertise, and tenure in Aimco’s, and now AIR’s, peer group. For 2020, base compensation for all other NEOs was set between $251,732 and $450,000, near the median base compensation paid by peer comparators for similar positions.

Short-Term Incentive Compensation for 2020

The Committee determined Mr. Considine’s STI by the extent to which Aimco met six designated corporate goals, which are described below and are referred to as Aimco’s Key Performance Indicators, or KPIs.

For the other NEOs, calculation of STI was determined by two components: Aimco’s performance against the KPI; and each officer’s achievement of his or her individual Managing Aimco/AIR Performance (“MAP”) goals. For example, if an executive’s target STI was $400,000 and weighted 75% on KPIs, then 75% of that amount, or $300,000, varied based on KPI results and 25% of that amount, or $100,000, varied based on MAP results. As actual KPI results were 100% of target in 2020, then the executive would receive 100% of $300,000 ($300,000) for the KPI portion of his STI, and if MAP results were 100%, such hypothetical executive would receive 100% of the $100,000, for a total STI payment of $400,000.

Aimco’s 2020 KPIs reflected Aimco’s five areas of strategic focus, as set forth below. Specifically, Aimco’s KPIs consisted of the following six corporate goals that were reviewed with, and approved by, the Committee, each weighted as described.

These goals aligned executive officers with the publicly communicated, long-term goals of Aimco without encouraging them to take unnecessary and excessive risks. Threshold performance paid out at 50%; target performance paid out at 100%; and maximum performance paid out at 200%.

For some goals, where performance was between threshold and target or between target and maximum, the amount of the payout was interpolated.

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The following is a tabular presentation of the performance criteria and results for 2020, explained in detail in the paragraphs that follow:

Performance Measures	Goal Weighting	Threshold 50%	Target 100%	Maximum 200%	Actual	Payout
Operations	35%
2020 Same Store NOI Achievement	35%	3% below Budget	Budget	3% above Budget	Below 3%< Budget	00.00%
					Property Operations Subtotal:	0.00%
Redevelopment and Portfolio Management/Capital Allocation	10%
Redevelopment Investment and Returns, and Transactions That Improve Portfolio Quality	10%	—	Based on, for redevelopment, estimated value creation for the project, and completion of projects on time and on budget and rental rates compared to underwriting, and for transactions, Free Cash Flow internal rates of return.	—	Completed construction and lease-ups of Eldridge Townhomes in Elmhurst, IL, and Parc Mosaic in Boulder, CO. Achieved rental rates in line with or ahead of underwriting. Completed construction of 707 Leahy in Redwood City, CA, and The Fremont in Aurora, CO. On track with Prism in Cambridge, MA, and the North Tower of Flamingo Point in Miami, FL. Acquired for $89.6 million Hamilton on the Bay in Miami, FL.	17.25%
Redevelopment and Portfolio Management Subtotal:						17.25%
Balance Sheet	10%
Balance Sheet Activities Adding Financial Flexibility	10%	—	Based on balance sheet activities that add financial flexibility.	—	In 3Q 2020, sold a 39% interest in a $2.4 billion portfolio of California properties, enabling a $1 billion reduction in financial leverage. The Post Separation, at year end: Aimco had $299 million of cash on hand, including $9 million of restricted cash, and had the capability to borrow up to $150 million under its revolving credit facility.	20.00%
					Balance Sheet Subtotal:	20.00%
Team	10%
Team Member Engagement Scores	5%	4.00	4.20	4.75	4.42	7.00%
On-Site Team Engagement, Retention and Efficiency	5%	—	Based on on-site team engagement scores, team member retention ratios, and efficiency gains.	—	On-site team member engagement for 2020 was a record 4.5 out of 5. Reduced on-site voluntary turnover by 19% and on-site overall turnover by 10%. Made further efficiency gains.	8.00%
					Team and Culture Subtotal:	15.00%
Financial Results	35%
AFFO Per Share	35%	$2.30	$2.40	$2.50	<$2.30	00.00%
					Financial Results Subtotal:	00.00%
Total Before Replacement Goal	100%					52.25%
COVID-19 Response (replacing Operations Performance and Financial Performance goals)	70%	—	Qualitative	—		70.00%
					Replacement Goal Subtotal:	70.00%
Total After Replacement Goal						122.25%
Subtraction of “Above Target” Performance						-22.25%
Grand Total						100.00%

An explanation of the objective of each metric is set forth below.

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Same Store NOI Achievement (35% of KPI). The primary objective of this metric was to fulfill Aimco’s strategic objective of driving rent growth based on high levels of resident retention, through superior customer selection and satisfaction, coupled with disciplined innovation resulting in sustained cost control, to maximize NOI margins.

AFFO Per Share (35% of KPI). The primary objective of the AFFO metric was to increase Aimco’s current period financial result.

Redevelopment Investment and Returns, and Transactions That Improve Aimco’s Portfolio Quality (10% of KPI). The primary objective of this metric was to fulfill Aimco’s strategic objectives for redevelopment and portfolio management/capital allocation. A scorecard approach was used in the assessment of this goal, with large and/or complex redevelopment and development projects being weighed more heavily than with smaller scale projects. Achievement for each project was determined with reference to the 2020 budgeted investment and scope for the project and was based on the extent to which the project work was completed on time and within budget, as well as whether expected returns on investment were achieved.

The payout for this award in 2020 was driven by our results. In 2020, Ground-up construction of Eldridge Townhomes in Elmhurst, IL and the lease-up of the community at rental rates ahead of underwriting were completed. Ground-up construction of Parc Mosaic in Boulder, CO and the lease-up of the community at rental rates consistent with underwriting were also completed. Additionally, construction on the redevelopment of 707 Leahy in Redwood City, CA, and the ground-up development of The Fremont on the Anschutz Medical Campus in Aurora, CO were also completed. Construction was on track and nearly complete at Prism in Cambridge, MA, and at the North Tower of Flamingo Point in Miami Beach, FL, the major redevelopment continued with a target to complete construction in 2022. Hamilton on the Bay, located in Miami’s Edgewater neighborhood, was acquired for $89.6 million. The community includes a 271-apartment home community located on the waterfront plus an adjacent 0.6-acre development site with four apartment homes. Current zoning allows for the construction of more than 380 additional apartment homes on the combined sites. These outcomes resulted in a payout of this goal of 17.25% for each of the NEOs.

Leverage Ratios and Other Balance Sheet Activities Adding Financial Flexibility (10% of KPI). The primary objective of this metric was to fulfill Aimco’s strategic objective of using safe property debt that is low-cost, long-dated, amortizing, and non-recourse, limiting entity and refunding risk while maintaining asset flexibility. Achievement was based on balance sheet activities that added financial flexibility. During the third quarter, Aimco sold a 39% interest in a $2.4B portfolio of California properties, enabling a $1B reduction in financial leverage, significantly improving Aimco’s strong and flexible balance sheet.

Team Member Engagement Scores (5% of KPI). The primary objective of this metric was to fulfill Aimco’s strategic objective of producing a strong, stable team that is the enduring foundation of Aimco and also of AIR’s success. Every team member is surveyed via a third-party, confidential survey on his or her annual anniversary of employment. The team member engagement score consists of the average of the responses to the questions that comprise the engagement index, on a scale of 1 to 5, for all teammates who complete the survey during the year.

On-Site Team Engagement, Retention, and Efficiency (5% of KPI). The primary objective of this metric was to maintain a highly engaged, stable workforce at our communities, enhanced by innovations in efficiency, all of which further the strategic objective of maximizing NOI margins. Achievement was based on on-site team engagement scores, team member retention ratios, and efficiency gains.

Goal setting

For all numeric metrics, the target performance goals were aligned with Aimco’s 2020 budget goals. Aimco had a rigorous budgeting process that includes an evaluation of prior performance, market data, and peer performance. Aimco’s budget strategy is to set ambitious, achievable goals. Aimco’s 2020 budget and KPI goals were finalized in January 2020, prior to the onset of the COVID-19 pandemic, which rendered two of the KPI goals moot, as described below. As a result, the Committee determined to apply discretion to replace the two goals with a goal related to Aimco’s response to the pandemic. As described in detail below, Aimco, and following the Separation, AIR, ensured that its business remain open throughout the pandemic, with teammates across the country providing residents safety, a refuge from the virus, good neighbors, respectful treatment for all, and a helping hand to those in need.

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Impact of COVID-19 on Annual Incentives

COVID-19 Response Replacement Goal.

During the course of the year, the Committee determined that NOI and AFFO goals set early in 2020 were rendered moot by the pandemic and no longer upheld the company’s pay-for-performance philosophy. The Committee continued to evaluate whether and how to adjust the goals set out at the beginning of the year and ultimately determined that it would wait until full year performance was known to evaluate performance against the original goals as well as the necessary business priorities that arose given the COVID-19 pandemic. Taking all of this into account, the Committee determined that Aimco’s response to the COVID-19 pandemic should replace the NOI and AFFO goals with a goal evaluating the efficacy of management’s response to the COVID-19 pandemic.

The Committee considered a number of factors in applying discretion to replace the Same Store NOI and AFFO goals with a goal consisting of Aimco’s response to the COVID-19 pandemic, and in capping overall KPI performance at target. The Committee considered Aimco’s regular engagement with stockholders holding at least two-thirds of its outstanding shares, the broad support received by stockholders with regard to company compensation plans, and the refinements Aimco has made to its compensation and other programs over the years as a result of those discussions. The Committee also considered Aimco’s discussions with stockholders in 2020 regarding how to approach evaluation and adjustment of STI goals affected by the pandemic. The manner in which the Committee applied discretion with respect to 2020 STI goals is consistent with these discussions.

Although Aimco achieved outperformance on each of the other 2020 goals, in part due to feedback received from stockholders, the Committee capped overall KPI performance at target, or 100%. Accordingly, each executive officer was awarded 100% of the portion of his or her target STI attributable to KPI.

Various of the key financial indicators we use in managing our business and in evaluating our financial condition and operating performance are non-GAAP measures. Key non-GAAP measures we use are defined, described and, where appropriate, reconciled to the most comparable financial measures computed in accordance with GAAP under the Non-GAAP Measures heading within Part II, Item 7 in our Annual Report on Form 10-K for the year ended December 31, 2020.

Long-Term Incentive Compensation Awards for 2020

Under the 2020 LTI program for executive officers, four forms of LTI were granted to NEOs on January 28, 2020, as follows: (1) performance-based long-term incentive units in our operating partnership (“LTIP Units”), which were granted to Mr. Considine, representing 100% of his 2020 LTI award; (2) performance-based restricted stock, which was granted to Messrs. Beldin, and Kimmel and Ms. Cohn, representing two-thirds of the 2020 LTI awards for Mr. Kimmel, approximately 50% of the 2020 LTI awards for Mr. Beldin, and approximately 53% of the 2020 LTI awards for Ms. Cohn; (3) performance-based stock options, which were granted to Mr. Beldin and Ms. Cohn, representing approximately 17% of Mr. Beldin’s 2020 LTI awards and approximately 13% of Ms. Cohn’s LTI awards; and (4) time-based restricted stock, which was granted to Messrs. Beldin, and Kimmel and Ms. Cohn, representing one-third of their 2020 LTI awards, with 25% of the awards vesting on each anniversary of the grant date. The performance-based LTIP Units, the performance-based restricted stock, and the performance-based stock options are referred to as “performance-based LTI awards,” because the number of such LTIP Units and the amount of restricted stock and stock options that vest, if any, is determined based on relative TSR performance during a forward looking, three-year performance period, as described in detail below. Mr. Wagner’s 2020 LTI was granted in January 2021 according to the backward looking LTI plan for officers below the executive officer level, which is the plan that applied to Mr. Wagner prior to his promotion to Chief Investment Officer (“CIO”) in December 2020. Mr. Wagner’s 2020 LTI is discussed further below.

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(1)Excludes Mr. Wagner, who was promoted to an executive officer position in December 2020 and resigned in May 2021.

The amount of performance based LTI awards granted in 2020 that may vest are determined in accordance with the following TSR performance metrics:

Metric and Performance Level(1) (relative performance stated as basis points above or below index performance)(2)
	Threshold	Target	Maximum
Relative to Nareit Equity Apartment Index	-250 bps	+50 bps	+400 bps
Relative to MSCI US REIT Index	-350 bps	+50 bps	+500 bps

(1)The relative metrics above reflect the metrics used for the awards made in 2020 for the three-year forward-looking performance period ending on December 31, 2022.

(2)If absolute TSR for the three-year forward-looking performance period is negative, any portion of the LTI award achieved above target will not vest until absolute TSR is once again positive.

Such metrics apply to the LTIP Units granted to Mr. Considine, all of which are performance based, the performance-based restricted stock granted to Messrs. Beldin, and Kimmel and Ms. Cohn, and the performance-based stock options granted to Mr. Beldin and Ms. Cohn. The Committee set threshold performance to pay out at 50%; target performance to pay out at 100%; and maximum performance to pay out at 200%. Performance below threshold will result in no payout. If performance is between threshold and target or between target and maximum, the amount of the payout will be interpolated. Performance-based LTI awards vest 50% following the end of the three-year performance period (based on attainment of TSR targets), and 50% one year later, for a four-year plan from start to finish, illustrated below, subject to the grantee’s continued service to AIR, and subject to a delay if absolute TSR for the three-year forward looking performance period is negative.

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Post Separation, the Committee determined that the remaining performance periods of the 2019 and 2020 AIR performance-based awards would be determined using the combined total stockholder return of AIR and Aimco. The Committee made such determination on the basis of fairness and the alignment of interests on certain existing transactions between the two companies post Separation.

Mr. Considine’s LTIP Units are intended to constitute profits interests within the meaning of the Code. As described above, the number of Mr. Considine’s LTIP Units granted in 2020 that may vest is determined based on AIR’s relative TSR performance over the course of a forward looking, three year-performance period, with 50% of such number of LTIP Units generally vesting at the later of the time performance is determined or the third anniversary of the grant date and 50% vesting on the fourth anniversary of the grant date. With respect to 100% of the LTIP Units granted to Mr. Considine, all of which are performance based, Mr. Considine was granted the ability to participate in the appreciation of value of Aimco (now AIR) that took place after these LTIP Units were granted, subject to their vesting. For the purpose of calculating the number of shares subject to these LTIP Units, the target dollar amount was divided by $8.50, which price was calculated by a third-party financial firm with particular expertise in the valuation of such LTIP Units. The LTIP Units have a conversion price of $47.14, which was the closing price of Aimco’s stock on the grant date and equal to the fair market value of Aimco’s Common Stock on the grant date adjusted pursuant to the Employee Matters Agreement entered into in connection with the Separation. Additional details regarding the structure of LTIP Units can be found in the Amended and Restated Agreement of Limited Partnership of the AIR Operating Partnership, the Form of Performance Vesting LTIP Unit Agreement, and the Form of Performance Vesting LTIP II Unit Agreement, all of which are incorporated by reference into AIR’s Annual

Report on Form 10-K for the year ended December 31, 2020, as Exhibits 10.1, 10.18 and 10.20, respectively.

As provided in the Employee Matters Agreement, at the Separation each outstanding time or performance-vesting Aimco equity award was converted into awards of both shares of Aimco Common Stock and shares of AIR Common Stock. The number of shares of Aimco Common Stock and AIR Common Stock subject to each converted award (and the applicable exercise price with respect to converted stock option awards) was determined in a manner intended to preserve the aggregate value of the original Aimco equity award as measured immediately before the Separation. A similar adjustment was provided for with respect to LTIPs.

For the purpose of calculating the number of shares of performance-based restricted stock to be granted to each of Messrs. Beldin and Kimmel and Ms. Cohn, the dollar amount allocated to restricted stock was divided by $53.53 per share, which was the average of the closing trading prices of the Aimco’s Common Stock on the five trading days up to and including the grant date. The five-day average was used to mute the effect of any single day spikes or declines. The share award agreements to which the performance-based restricted shares were granted do not provide for the payment of dividends until the shares are earned. Dividends accrue during the performance period. For the purpose of calculating the number of shares subject to the performance-based stock options to be granted, the dollars allocated to stock options were divided by $8.15,

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which price was calculated by a third party financial firm with particular expertise in the valuation of options. The stock options have an exercise price of $47.14, which was the closing price of Aimco’s stock on the grant date and equal to the fair market value of Aimco’s Common Stock on the grant date, adjusted pursuant to the Employee Matters Agreement entered into in connection with the Separation.

Mr. Wagner’s 2020 LTI was granted on January 25, 2021, according to the backward looking LTI plan that governs LTI awards for officers below the executive officer level and was the plan that applied to Mr. Wagner prior to his promotion in December 2020. Under the plan that governs LTI awards for officers below the executive officer level, at the start of 2020, Mr. Considine determined that LTI for 2020 would be based in part on TSR. Specifically, 50% of the LTI target would be awarded for the purpose of attracting and retaining key talent integral to the success of Aimco. The remaining fifty percent of the LTI target would be based on TSR, with half (25% of the total LTI target) based on one-year TSR as compared to the MSCI US REIT Index, and half (another 25% of the total LTI target) based on three-year TSR as compared to the MSCI US REIT Index. TSR at greater than 110% of the MSCI US REIT Index would result in a 125% payout of the LTI target attributable to TSR, and TSR at less than 90% of the MSCI US REIT Index would result in a 75% payout of the LTI target attributable to TSR. TSR between 90% and 110% of the MSCI US REIT Index would result in 100% payout of the LTI target attributable to TSR. One-year TSR was between 90% and 110% of the MSCI US REIT Index, resulting in a payout of 100% of the portion of the LTI target attributable to one-year TSR, and three-year TSR was greater than 110% of the MSCI US REIT Index, resulting in a payout of 125% of the portion of the LTI target attributable to three-year TSR. Accordingly, Mr. Wagner was awarded 106.25% of his target LTI (i.e., 50% of the LTI target was for the purpose of retention and paid at 100%; 25% of the LTI target was paid at 100% based on relative performance on one-year TSR; and 25% of the LTI target was paid at 125% based on relative performance on three-year TSR; and the net effect of these three components resulted in an overall award of 106.25% of target LTI).

NEO Compensation for 2020

The Committee determined Mr. Considine’s STI for 2020 would be based entirely on the Company’s performance against the six designated corporate goals, described above. The Committee calculated Mr. Considine’s STI by multiplying his STI target of $1.8 million by 100%, which was the Committee’s payout determination having reviewed overall performance on the six corporate goals. The Committee granted Mr. Considine’s LTI in the form of LTIP Units on January 28, 2020, for the three-year performance period from January 1, 2020, through December 31, 2022; the LTI grant is entirely at risk, based on relative returns over the performance period.

For Messrs. Beldin and Kimmel and Ms. Cohn, an allocation of the target STI was made as follows: 75% of the target STI was calculated based on the Company’s performance against KPI and 25% of the target STI was calculated based on each executive’s achievement of his or her individual MAP goals. Mr. Wagner’s target STI was allocated 50% to KPI and 50% to achievement of his individual MAP goals. As noted above, the Company’s KPI performance was 100.00%. Accordingly, each was awarded 100.00% of the portion of his or her STI attributable to KPI (i.e., 75% of the target STI amount shown below for Messrs. Beldin and Kimmel and Ms. Cohn, and 50% of the target STI amount shown below for Mr. Wagner).

In determining the MAP achievement component of 2020 STI, Mr. Considine determined that: Mr. Beldin’s MAP achievement would be paid at 100% of target for his contributions to finance and accounting and to the Company’s balance sheet; Ms. Cohn’s MAP achievement would be paid at 200% for her leadership over legal matters, insurance, risk management, property dispositions, and asset quality and service, and specifically for her leadership in connection with Aimco’s response to the COVID-19 pandemic; Mr. Kimmel’s MAP achievement would be paid at 100% for his contributions to Aimco’s operating results, particularly in the wake of the COVD-19 pandemic; and Mr. Wagner’s MAP achievement would be paid at 112.5% for his role in setting the parameters for a pure play multi-family investment vehicle. The Committee reviewed Mr. Considine’s determinations with respect to Messrs. Beldin, Kimmel, and Wagner and Ms. Cohn. As described in detail beginning on page 31, LTI for the NEOs other than the CEO and other than Mr. Wagner was granted on January 28, 2020, in the form of LTIP Units, restricted stock, and/or stock options. As described above, Mr. Wagner’s LTI for 2020 was granted in January 2021. Target compensation and incentive compensation for 2020 for the other NEOs is summarized as follows:

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			Target Total Incentive Compensation		2020 Incentive Compensation ($)
					STI	LTI
	Target Total Compensation ($)	Paid Base ($)	STI ($)	LTI ($)	($) (1)	Time-Based LTI ($)(2)	Performance- Based Equity- Stock ($)(3)	Performance- Based Equity- Stock Options ($)(3)
Mr. Considine	6,800,000	700,000	1,800,000	4,300,000	1,800,000	—	4,300,000
Mr. Beldin	1,070,000	450,000	250,000	370,000	250,000	123,333	185,000	61,667
Ms. Cohn	2,100,000	450,000	550,000	1,100,000	687,500	366,667	586,666	146,667
Mr. Kimmel	1,700,000	450,000	500,000	750,000	500,000	250,000	500,000	—
Mr. Wagner(4)	374,920	251,732	69,628	53,560	73,980	56,908	—	—

(1)Amounts shown reflect the 2020 STI paid to each of Messrs. Considine, Beldin, Kimmel, and Wagner and Ms. Cohn.

(2)For Messrs. Beldin, and Kimmel and Ms. Cohn, comprises one-third of the LTI target, vesting ratably over four years, and is for the purpose of attracting and retaining key talent integral to the success of the Company. For Mr. Wagner, comprises actual 2020 LTI as described in detail above, vesting ratably over four years. For Messrs. Beldin, and Kimmel and Ms. Cohn, time-based LTI was in the form of restricted stock. For Mr. Wagner, time-based LTI was in the form of deferred cash.

(3)Amounts shown reflect a 100% payout of the performance-based shares resulting from achieving “target” performance. Actual payouts will be in a range of 0% to 200% of these amounts, depending on performance results for the three-year performance period from January 1, 2020, through December 31, 2022.

(4)Mr. Wagner resigned in May 2021.

Determination Regarding 2018 Performance Share Awards. As part of the 2018 LTI program, Aimco granted performance-share awards that might be earned based on relative TSR as compared to the Nareit Equity Apartment Index (60% weighting) and the MSCI US REIT Index (40% weighting) over a three-year performance period ending on December 31, 2020, with awards vesting 50% following the end of the three-year performance period (based on attainment of TSR targets) and 50% one year later, for a four-year plan from start to finish. On January 27, 2021, the Committee determined that Aimco’s three-year TSR (combined with AIR’s TSR for the period from December 11, 2020, through December 31, 2020) was 330 basis points higher than the Nareit Equity Apartment Index and 300 basis points higher than the MSCI US REIT Index for the three-year performance period ending on December 31, 2020, resulting in the number of shares being earned at 170% of target for Messrs. Considine, Beldin, and Kimmel and Ms. Cohn.

The chart below summarizes the results for the 2018 performance share awards, and provides performance as of December 31, 2020, for the “in progress” 2020 and 2019 and performance share awards.

Long Term Incentive Plan Award Status
Three-Year Performance Period	2016	2017	2018	2019	2020	2021	2022	Status	CEO % Payout(1)	Other NEOs(2)
2020 – 2022					33% Completed			Tracking Between Target and Maximum	144%(3)	129%(3)
2019 – 2021				67% Completed				Tracking Between Threshold and Target	82%(3)	88%(3)
2018 – 2020			100% Completed					Payout Achieved Between Target and Maximum	170%	147%

(1)100% of the LTI award for Mr. Considine is performance-based, or at risk, based entirely on relative TSR.

(2)Two-thirds of the LTI awards for the other NEOs are performance-based, or at risk, based on relative TSR, and the remaining one-third of the LTI awards are for the purpose of retention, or time-based. Payouts shown include the time-based portion of the awards.

(3)Amounts reflect performance of “in progress” awards as of December 31, 2020, and for the period from December 11, 2020, through December 31, 2020, include the sum of Aimco and AIR TSR for purposes of the Company’s TSR performance.

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Other Compensation

From time to time, the Company determines to provide executive officers with additional compensation in the form of discretionary cash or equity awards. Mr. Considine awarded discretionary cash awards to the following executive officers for their significant contributions in connection with the Separation: Mr. Beldin — $250,000; Ms. Cohn — $550,000; Mr. Kimmel — $125,000; and Mr. Wagner — $50,000. Mr. Considine determined the amounts with reference to each individual’s STI target amount, meaning that each award would not be more than the executive officer’s STI target amount. These awards were in addition to, and not in lieu of, other compensation.

The Committee recognized Mr. Considine’s tremendous leadership in conceiving, structuring, guiding, and executing the Separation. The Committee evaluated whether and what type of additional compensation to award Mr. Considine to recognize his work. After consideration, Mr. Considine proposed that he forego any financial compensation tied directly to the value creation of the Separation in order to make clear that the purpose – and result – of the Separation was its creation of stockholder value. The Committee agreed and accepted this proposal.

Compensation Governance

Below we summarize certain executive compensation program and governance practices, including practices Aimco, and following the Separation, AIR, have implemented to drive performance and practices Aimco, and following the Separation, AIR, avoid because we believe they would not serve our stockholders’ long-term interests.

What AIR Does

Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at risk and tied to key financial and value creation metrics that are set in advance and disclosed to stockholders. All of the incentive compensation (both STI and LTI) for Mr. Considine is subject to the achievement of various performance objectives. For the other NEOs, all STI compensation, and two-thirds of target LTI compensation (other than with respect to the CIO, who was promoted to an executive officer position in December 2020), is subject to the achievement of various performance objectives.

Balances short-term and long-term incentives. The incentive programs provide a balance of annual and longer-term incentives, with LTI compensation vesting over multiple years comprising a substantial percentage of target total compensation.

Uses multiple performance metrics. These mitigate the risk of the undue influence of a single metric by utilizing multiple performance measures. Such measures differ for STI and LTI.
Caps award payouts. Amounts or shares that can be earned under the STI plan and LTI plan are capped.
Uses market-based approach for determining NEO target pay. Target total compensation for NEOs is set near the median for peer comparators. The Committee reviews the peer comparator group annually.

Maintains stock ownership guidelines and holding periods after vesting until ownership guidelines are met. AIR has the following minimum stock ownership requirements: CEO – lesser of five times base salary or 150,000 shares; President and General Counsel and CFO – lesser of five times base salary or 75,000 shares; and other executive officers – lesser of four times base salary or 25,000 shares. All NEOs who are currently employed with AIR meet these requirements.

Includes double-trigger change in control provisions. Equity awards include “double trigger” provisions requiring both a change in control and a subsequent termination of employment (other than for cause) for accelerated vesting to occur.

Uses an independent compensation consulting firm. The Committee engages an independent compensation consulting firm that specializes in the REIT and real estate industry.

Maintains a claw back policy. In the event of a financial restatement resulting from misconduct by an executive, the claw back policy allows the Company to recoup incentive compensation paid to the executive based on the misstated financial information. The policy covers all forms of bonus, incentive, and equity compensation.

Conducts a risk assessment. The Committee annually conducts a compensation risk assessment to determine whether the compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on the Company.

Acts through an independent Compensation Committee. The Committee consists entirely of independent directors.

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What AIR Does Not Do
Guarantee salary increases, bonuses or equity grants. The Company does not guarantee annual salary increases or bonuses. The Company makes no guaranteed commitments to grant equity-based awards.
Provide excise tax gross-up payments. The Company will not enter into contractual arrangements that include excise tax gross-up payments.

Reprice options. The Company has never repriced the per-share exercise price of any outstanding stock options. Repricing of stock options is not permitted under the Company’s equity compensation plan without first obtaining approval from the stockholders of the Company.

Pay dividends or dividend equivalents on unearned performance shares. Performance share award agreements provide for the payment of dividends only if and after the shares are earned. Dividends, if any, accrue during the performance period and are paid once shares are earned.

Provide more than minimal personal benefits. The Company does not provide executives with more than minimal perquisites, such as reserved parking spaces.

How the Committee determines the amount of target total compensation for executive officers

In addition to reviewing the performance of, and determining the compensation for, the CEO, the Committee also reviews the decisions made by the CEO as to the compensation of the other executive officers. Base salary, target STI, and target LTI are generally set near the median base salary, target STI, and target LTI for peer comparators.

How peer comparators are identified

The Committee considered enterprise Gross Asset Value (“GAV”), as reported by Green Street Advisors, to be an imprecise, but reasonable representation of the complexity of a real estate business and of the responsibilities of its leaders. In addition to GAV, the Committee also reviewed other factors, including gross revenues, number of properties, and number of employees, to determine if these factors provided any additional insight into the work and requirements of its leaders. Based on this analysis, Aimco included as “peers” for 2020 compensation the following 20 real estate companies:

Peer Group
American Campus Communities, Inc.	JBG Smith Properties
American Homes 4 Rent	Kilroy Realty Corp.
Brixmor Property Group, Inc.	Kimco Realty
Camden Property Trust	Liberty Property Trust
Douglas Emmett, Inc.	Macerich Company
Duke Realty Corp.	Omega Healthcare Investors
Equity LifeStyle Properties	Park Hotels & Resorts, Inc.
Extra Space Storage, Inc.	Regency Centers Corp.
Federal Realty Investment Trust	Sun Communities, Inc.
Hudson Pacific Properties, Inc.	Taubman Centers, Inc.

At the time 2020 compensation targets were established, approximately half of these real estate companies had a larger GAV, and approximately half of these real estate companies had a smaller GAV, than does the Company. Due to changes in GAV for AIR and its peers during 2019, American Campus Communities, Inc., Hudson Pacific Properties, Inc., JBG Smith Properties, Omega Healthcare Investors, and Park Hotels & Resorts, Inc. were added to the peer group for 2020 in replacement of Alexandria Real Estate Equities, HCP, Inc., Mid-America Apartment Communities, SL Green Realty Corp., and UDR, Inc.

For Mr. Kimmel, whose position as Executive Vice President, Property Operations, does not have a good benchmark outside of the multi-family industry, Aimco used a multi-family peer group for benchmarking his 2020 compensation, consisting of the following six multi-family real estate companies: AvalonBay Communities, Inc., Camden Property Trust, Essex Property Trust, Equity Residential, Mid-America Apartment Communities, Inc., and UDR, Inc.

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Risk analysis of compensation programs

The Committee considers risk-related matters when making decisions with respect to executive compensation and has determined that neither Aimco’s or AIR’s executive compensation program nor any of their non-executive compensation programs create risk-taking incentives that are reasonably likely to have a material adverse effect on the organization. Aimco’s and, following the Separation, AIR’s compensation programs align management incentives with the long-term interests of Aimco and AIR, respectively.

Aimco’s - and now AIR’s - Compensation Program Discourages Excessive Risk-Taking
Limits on STI. The compensation of executive officers and other teammates is not overly weighted toward STI. Moreover, STI is capped.

Use of LTI. LTI is included in target total compensation and typically vests over a period of four years. The vesting period encourages officers to focus on sustaining AIR’s long-term performance. Executive officers with more responsibility for strategic and operating decisions have a greater percentage of their target total compensation allocated to LTI. LTI is capped at two times target, or 200%, for the CEO, and 1.67 times target, or 167%, for the other NEOs, excluding the CIO, who was promoted to an executive officer position in December 2020.

Stock ownership guidelines and required holding periods after vesting. AIR’s stock ownership guidelines require all executive officers to hold a specified amount of AIR equity. Any executive officer who has not yet satisfied the stock ownership requirements for his or her position must retain LTI after its vesting until stock ownership requirements are met. These policies ensure each executive officer has a substantial amount of personal wealth tied to long-term holdings in AIR stock.

Shared performance metrics across the organization. A portion of 2020 STI for AIR NEOs was based upon Aimco’s performance against its publicly communicated corporate goals, which were core to the long-term strategy of Aimco’s business and are reviewed and approved by the Committee. One hundred percent of Mr. Considine’s 2020 STI, and up to 75% of the STI for the other NEOs, was based upon Aimco’s performance against its corporate goals. In addition, having shared performance metrics across the organization reinforces Aimco’s focus on a collegial and collaborative team environment.

LTI based on TSR. A portion of 2020 LTI for all the NEOs was based on relative TSR. In general, the more senior level the officer, the greater the percentage of LTI that is based on relative TSR rather than time-vesting. One hundred percent of Mr. Considine’s LTI, and a substantial proportion of the LTI for the other NEOs, was based on relative TSR.

Multiple performance metrics. Aimco had six corporate goals for 2020. In addition, through our performance management program, Managing Aimco (now AIR) Performance, or MAP, which set and monitored performance objectives for every team member, each team member had several different individual performance goals that are set at the beginning of the year and approved by management. Each of the NEOs had an average of six individual goals for 2020. Having multiple performance metrics inherently reduces excessive or unnecessary risk-taking, as incentive compensation is spread among a number of metrics rather than concentrated in a few.

Post-Employment Compensation and Employment and Severance Arrangements

401(k) Plan

Aimco, and AIR following the Separation, provide a 401(k) plan that is offered to all teammates. In 2020, Aimco and AIR together matched 25% of participant contributions to the extent of the first 4% of the participant’s eligible compensation. For 2020, the maximum match was $2,850, which was the amount matched for each of Messrs. Considine, Beldin, Kimmel, and Ms. Cohn’s 2020 401(k) contributions. Mr. Wagner’s match was $2,412 of his 2020 401(k) contribution. No additional discretionary match was provided in 2021 because Aimco did not achieve greater than 105% performance of its 2020 corporate goals. Aimco’s prior year discretionary match to all teammates, reflecting Aimco’s achievement of greater than 125% on its 2019 corporate goals, was $1,200.

Other than the 401(k) plan, neither Aimco nor AIR provide post-employment benefits. Additionally, neither Aimco nor AIR maintains a defined benefit pension plan, a supplemental executive retirement plan or any other similar arrangements.

Executive Employment Arrangements

2017 Employment Agreement. On December 21, 2017, the AIR Operating Partnership entered into an employment agreement with Mr. Considine (the “2017 Employment Agreement”). The Committee at the time evaluated the terms of the 2017 Employment Agreement in comparison to those of the CEOs of Aimco’s peers and other comparable companies. The 2017 Employment Agreement was for a two-year term. On December 19, 2019, the Committee extended the term of the 2017 Employment Agreement for an additional two years, from January 1, 2020, through

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December 31, 2021. The remaining terms and conditions of the 2017 Employment Agreement remained unchanged. On December 15, 2020, Mr. Considine and the AIR Operating Partnership amended the 2017 Employment Agreement to provide that references to the “Company” in the 2017 Employment Agreement would be to AIR (rather than Aimco) following the Separation.

The 2017 Employment Agreement provides for a base salary of $700,000, subject to future increase. Mr. Considine also continues to be eligible to participate in AIR’s performance-based incentive compensation plan with a target annual short-term incentive award opportunity of not less than $1.4 million (the “Target STI”), and a target long-term incentive award opportunity of not less than $4.025 million, both subject to future increase.

Pursuant to the 2017 Employment Agreement, upon termination of Mr. Considine’s employment by AIR without cause, by Mr. Considine for good reason, or upon a termination for reason of disability, Mr. Considine is generally entitled to: (a) a lump sum cash payment equal to the sum of (i) three times the sum of his base salary at the time of termination, and (ii) the Target STI; (b) any short-term incentive bonus earned but unpaid for a prior fiscal year (the “Prior Year STI”); (c) a pro-rata portion of the short-term incentive bonus he would have earned for the year in which the termination occurs, based on the actual achievement of the applicable performance targets (the “Pro Rata STI”); and (d) immediate and full acceleration of any outstanding unvested equity awards, with all outstanding stock options (including options previously vested) remaining exercisable until the expiration of the applicable option term. In the event of Mr. Considine’s retirement, Mr. Considine will be entitled to: (a) the Prior Year STI; (b) the Pro Rata STI; and (c) accelerated vesting of outstanding and unvested equity awards, if any, that vest solely on a time basis and continued vesting of all outstanding unvested equity awards that vest based on the achievement of performance targets according to actual achievement of the applicable performance targets. If Mr. Considine’s employment is terminated due to his death, Mr. Considine’s estate will receive payment of any earned but unpaid base salary and vested accrued benefits, the Prior Year STI, and the Pro Rata STI, and all outstanding equity awards will become immediately and fully vested and be treated in accordance with the terms of the applicable award agreement.

Under the 2017 Employment Agreement, Mr. Considine is not entitled to any additional or special payments upon the occurrence of a change in control.

In the event payments to Mr. Considine are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments will be either (a) delivered in full, or (b) delivered as to such lesser extent that would result in no portion of such payments being subject to the excise tax, whichever results in the receipt by Mr. Considine of the greater amount on an after-tax basis.

The 2017 Employment Agreement also contains customary confidentiality provisions, a limited mutual non-disparagement provision, and non-competition, non-solicitation, and no-hire provisions.

In addition, as part of the Separation AIR and Aimco entered into the Employee Matters Agreement, which provides that Mr. Considine will continue to serve Aimco with specific responsibilities during the next two years to support the establishment and growth of the Aimco business, reporting directly to the Aimco board of directors and in connection with such role at Aimco, Mr. Considine proposed, and the Compensation and Human Resources Committee agreed, that to the extent he receives compensation directly from Aimco, compensation paid to him by AIR in relation to his role as CEO of AIR will be reduced in a manner to ensure that his combined aggregate annual compensation paid from both companies will not exceed his annual compensation prior to the Separation.

None of Messrs. Beldin, Kimmel, or Wagner or Ms. Cohn has an employment agreement.

Executive Severance Arrangements

Executive Severance Policy. In connection with the Separation, AIR adopted the Apartment Income REIT Corp. Executive Severance Policy (the “Executive Severance Policy”). The Executive Severance Policy supersedes and replaces any employment agreement or other plan, policy or practice involving the payment of severance benefits to participants under the Executive Severance Policy. The Company’s Executive Vice Presidents, as determined on the records of the Company and any other entities through which the operations of the Company are conducted, are eligible to participate in the Executive Severance Policy. Each of Messrs. Beldin, Kimmel, and Wagner and Ms. Cohn are participants under the Executive Severance Policy; however, the Chief Executive Officer, Mr. Considine, is not a participant under the Executive Severance Policy. Mr. Wagner ceased to participate in the Executive Severance Policy upon his resignation from AIR in May 2021.

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The Executive Severance Policy provides that if the Company terminates a participant’s employment without “Cause,” or if the participant terminates his or her employment for “Good Reason” (each as defined in the Executive Severance Policy), then the participant will be eligible to receive the following benefits:

•a lump sum payment equal to the sum of (i) the annual base salary for the calendar year of the date of termination, and (ii) the average annual bonus paid to the participant in the most recent three years; and

•18 months of continued health benefits coverage at the Company’s expense.

The vesting and exercise of any equity awards held by a participant on the date of termination will be determined in accordance with the applicable incentive plan and award agreement.

Pursuant to the terms of the Executive Severance Policy, if the Company terminates a participant’s employment without Cause, or if the participant terminates his or her employment for Good Reason, in either case, within the period commencing six months prior to and ending 12 months following a “Change in Control” (as defined in the Executive Severance Policy), then in lieu of the severance benefits described above the participant will be eligible to receive the following benefits:

•a lump sum payment equal to two times the sum of (i) the annual base salary for the calendar year of the date of termination, and (ii) the average annual bonus paid to the Eligible Executive in the most recent three years;

•18 months of continued health benefits coverage at the Company’s expense; and

•100% accelerated vesting of any unvested equity awards then-held by the participant.

The Executive Severance Policy provides that if the employment of the participant is terminated by reason of the participant’s death or disability, then the participant will be eligible to receive a pro-rated bonus for the year of termination. In addition, the vesting and exercise of any equity awards held by the participant at the time of his or her death or disability will be determined in accordance with the applicable incentive plan and award agreement.

In the event that any payment or benefit payable to a participant under the Executive Severance Policy would result in the imposition of excise taxes under the “golden parachute” provisions of Section 280G of the

Internal Revenue Code, then such payments and benefits will either be made and/or provided in full or will be reduced such that the excise tax under Section 280G is not applicable, whichever is least economically disadvantageous to the participant. The Executive Severance Policy does not provide for any excise tax or other tax “gross-up” payment.

All severance payments and benefits under the Executive Severance Policy are subject to applicable withholding obligations, the participant’s execution and non-revocation of a release of claims, and compliance with certain non-competition, non-disclosure and non-solicitation covenants set forth in a restrictive covenant agreement that is appropriate for the participant’s position.

The Executive Severance Policy will remain in effect, subject to amendment, until terminated by the Board. The Board may terminate or amend the Executive Severance Policy at any time, so long as at least 90 days’ prior notice is provided to any participant if the termination or amendment of the Executive Severance Policy would materially or adversely affect the rights of the participant.

Non-Competition and Non-Solicitation Agreements

Effective in January 2002 for Mr. Considine, and in connection with their employment or promotions by the Company for Messrs. Beldin and Kimmel and Ms. Cohn, the Company entered into certain non-competition and non-solicitation agreements with each executive. Mr. Considine’s 2002 non-competition and non-solicitation agreement was replaced by his 2008 and 2017 Employment Agreements. Pursuant to these agreements, each of these NEOs agreed that during the term of his or her employment with the Company and for a period of two years following the termination of his or her employment, except in circumstances where there was a change in control of the Company, he or she would not (i) be employed by a competitor of the Company named on a schedule to the agreement, (ii) solicit other employees to leave the Company’s employment, or (iii) solicit customers of Aimco to terminate their relationship with the Company. The agreements further required that the NEOs protect trade secrets and confidential information. For Messrs. Beldin and Kimmel and Ms. Cohn, the agreements provide that in order to enforce the above-noted non-competition condition following the executive’s termination of employment by the Company without cause, each such executive will receive, for a period not to extend beyond the earlier of 24 months following such termination or the date of acceptance of employment with a non-

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competitor, (i) non-compete payments in an amount, if any, to be determined by the Company in its sole discretion and (ii) a monthly payment equal to two-thirds of such executive’s monthly base salary at the time of termination. For purposes of these agreements, “cause” is defined to mean, among other things, the executive’s (i) breach of the agreement, (ii) failure to perform required employment services, (iii) misappropriation of Company funds or property, (iv) conviction, plea of guilty, or plea of no contest to a crime involving fraud or moral turpitude, or (v) negligence, fraud, breach of fiduciary duty, misconduct or violation of law. Mr. Wagner’s agreement provides for non-solicitation as well as confidentiality and trade secret protection.

Equity Award Agreements

Double Trigger Vesting Upon Change in Control. The award agreements pursuant to which restricted stock, LTIP Unit, or stock option awards have been granted to Messrs. Considine, Beldin and Kimmel, and Ms. Cohn, as applicable, provide that if (i) a change in control occurs and (ii) the executive’s employment with the Company is terminated either by the Company without cause or by the executive for good reason, in either case, within 12 months following the change in control, then (a) for time-based options or restricted stock, all outstanding shares of restricted stock or unvested stock options shall become immediately and fully vested and exercisable, and all vested options will remain exercisable for the remainder of the term of the option, and (b) for performance-based options, restricted stock and/or LTIP Unit awards, shares, unvested options and/or units will vest based on the higher of actual or target performance through the truncated performance period ending on the date of the change in control, and all vested options will remain exercisable for the remainder of the term of the option.

Accelerated Vesting Upon Termination of Employment Due to Death or Disability. Pursuant to the 2017 Employment Agreement, as set forth above, if Mr. Considine’s employment is terminated due to his death or disability, and all outstanding equity awards will become immediately and fully vested and be treated in accordance with the terms of the applicable award agreement. The award agreements pursuant to which restricted stock, LTIP Unit or stock option awards have been granted to Messrs. Considine, Beldin, Kimmel, and Wagner and Ms. Cohn, as applicable, provide that upon a termination of employment due to death or disability, then (a) for time-based options or restricted stock, all outstanding shares of restricted stock or unvested stock options shall become immediately and fully vested and exercisable, and all vested options will remain exercisable for the remainder of the term of the option, and (b) for performance-based options, restricted stock or LTIP Unit awards, shares, unvested options and/or units will vest based on the higher of actual or target performance through the date of termination, and all vested options will remain exercisable for the remainder of the term of the option. Mr. Wagner’s awards have been cancelled are no longer in effect following his resignation in May 2021.

Other Benefits; Perquisite Philosophy

Aimco’s and after the Separation, AIR’s executive officer benefit programs are substantially the same as for all other eligible officers and employees. AIR does not provide executives with more than minimal perquisites, such as reserved parking places.

Stock Ownership Guidelines and Required Holding Periods After Vesting

AIR believes that it is in the best interest of AIR’s stockholders for AIR’s executive officers to own AIR stock. Every year, the Committee and Mr. Considine review AIR’s stock ownership guidelines, each executive officer’s holdings in light of the stock ownership guidelines, and each executive officer’s accumulated realized and unrealized stock option and restricted stock gains.

Equity ownership guidelines for all executive officers are determined as a minimum of the lesser of a multiple of the executive’s base salary or a fixed number of shares. The Committee and management have established the following stock ownership guidelines for AIR’s executive officers:

Officer Position	Ownership Target
Chief Executive Officer	Lesser of 5x base salary or 150,000 shares
President & General Counsel	Lesser of 5x base salary or 75,000 shares
Chief Financial Officer	Lesser of 5x base salary or 75,000 shares
Other Executive Officers	Lesser of 4x base salary or 25,000 shares

Any executive officer who has not satisfied the stock ownership guidelines must, until the stock ownership guidelines are satisfied, hold 50% of any restricted stock that vests, after deduction of restricted stock sold for payment of income taxes related to the vesting for at least three years from the date of vesting, and hold shares equal to 50% of (i) the value realized upon option exercises less (ii) related income taxes for at least three years from the date of exercise.

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Each of Messrs. Considine, Beldin, Kimmel and Ms. Cohn exceeded the ownership targets established in AIR’s stock ownership guidelines as of October 20, 2021.

Role of Outside Consultants

The Committee has the authority under its charter to engage the services of outside advisors, experts, and others to assist the Committee. In 2020, the Committee engaged FPL Associates, L.P. (“FPL”) to review Aimco’s executive compensation plan. FPL did not provide other services to Aimco. The Committee instructed FPL to compile and provide data on both total pay and individual elements of compensation among companies in the peer groups, as well as trends in compensation practices that they observed within the peer groups and generally among public companies. The Committee has assessed the independence of FPL pursuant to SEC rules and has concluded that FPL is independent.

Base Salary, Incentive Compensation, and Equity Grant Practices

Base salary adjustments typically take effect on January 1. The Committee (for Mr. Considine) and Mr. Considine, in consultation with the Committee (for the other executive officers), and the AIR Committee following the Separation, determine incentive compensation in late January or early February. STI is typically paid in February or March. LTI is granted on a date determined by the Committee or the AIR Committee following the Separation, typically in late January or early February.

Aimco, and AIR following the Separation, grants equity in three scenarios: in connection with its annual incentive compensation program, as discussed above; in connection with certain new-hire or promotion packages; and for purposes of retention.

With respect to LTI, the Committee, and the AIR Committee following Separation, sets the grant date for the restricted stock, LTIP Unit, and stock option grants. The Committee sets grant dates at the time of its final compensation determination, generally in late January or early February. The date of determination and date of award are not selected based on share price. In the case of new-hire packages that include equity awards, grants are made on the employee’s start date or on a date designated in advance based on the passage of a specific number of days after the employee’s start date. For non-executive officers, the Committee, and the AIR Committee following the Separation, has delegated the authority to make equity awards, up to certain limits, to the Chief Financial Officer (Mr. Beldin) and/or Corporate Secretary (Ms. Cohn). The Committee and Mr. Beldin

and Ms. Cohn time grants without regard to the share price or the timing of the release of material non-public information and do not time grants for the purpose of affecting the value of executive compensation.

2021 Compensation Targets

Based on comparison to compensation paid to CEOs at AIR’s peers, the Committee set Mr. Considine’s target total compensation (base compensation, STI and LTI) for 2021 unchanged at $6.8 million. Mr. Considine, in consultation with the Committee, set target total compensation (base compensation, STI and LTI) for 2021 for the other NEOs as follows: Mr. Beldin — $1.07 million; Ms. Cohn — $2.1 million; Mr. Kimmel — $1.7 million and Mr. Wagner — $0.55 million. AIR performance will determine the amounts paid for 2021 STI and the portion of LTI awards that vest, and such amounts may be less than, or in excess of, these target amounts. STI will be paid in cash. The LTI granted to Ms. Cohn and Messrs. Beldin, Kimmel, and Wagner on January 25, 2021, was in the form of performance-based restricted stock and time-based restricted stock. Mr. Wagner forfeited his STI and LTI upon his resignation from AIR in May 2021.

Accounting Treatment and Tax Deductibility of Executive Compensation

The Committee, and the AIR Committee following the Separation, generally considers the accounting treatment and tax implications of the compensation awarded or paid to our executives. Grants of equity compensation awards under our long-term incentive program are accounted for under FASB ASC Topic 718. Section 162(m) of the Internal Revenue Code was amended on December 22, 2017, by the Tax Cuts and Jobs Act (the “Tax Act”). Under the Tax Act, Section 162(m) applies to each employee who serves as the principal executive officer or principal financial officer during the taxable year, each other employee who is among the three most highly compensated officers during such taxable year, and any other employee who was a covered employee for any preceding taxable year beginning after December 31, 2016. The Tax Act also eliminated the performance-based compensation exception with respect to tax years beginning after December 31, 2017, but includes a transition rule with respect to compensation that is provided pursuant to a written binding contract in effect on November 2, 2017, and not materially modified after that date. Aimco has awarded, and AIR will continue to award, compensation as it considers appropriate that does not qualify for deductibility under Section 162(m).

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Compensation and Human Resources Committee Report to Stockholders

Prior to the Separation, the Aimco Compensation and Human Resources Committee (which prior to the Separation was comprised of the directors named below) held five meetings during the year ended December 31, 2020. The AIR Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion & Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the AIR Compensation and Human Resources Committee, the AIR Compensation and Human Resources Committee has recommended to the Board that the Compensation Discussion & Analysis be included in this filing.

Date: April 16, 2021

THOMAS L. KELTNER
ROBERT A. MILLER
DEVIN I. MURPHY
KATHLEEN M. NELSON
JOHN DINHA RAYIS
ANN SPERLING (CHAIRMAN)
MICHAEL A. STEIN
NINA A. TRAN

The above report will not be deemed to be incorporated by reference into any filing by AIR under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that AIR specifically incorporates the same by reference.

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Summary Compensation Table

The table below summarizes the compensation attributable to the principal executive officer, principal financial officer, and the three other most highly compensated executives in 2020, for the years 2020, 2019, and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Terry Considine —	2020	700,000	—	4,300,006(6)	—	1,800,000	2,850	6,802,856
Chief Executive Officer	2019	700,000	—	4,275,005	—	2,326,450	4,000	7,305,455
	2018	700,000	—	4,011,053	—	2,058,600	3,750	6,773,403

Paul L. Beldin —	2020	450,000	250,000(7)	309,027(8)	61,671	250,000	2,850	1,323,548
Executive Vice President and Chief Financial Officer	2019	450,000	—	410,214	—	311,763	4,000	1,175,977
	2018	450,000	—	744,437	—	575,685	3,750	1,773,872

Lisa R. Cohn —	2020	450,000	550,000(7)	955,356(9)	146,667	687,500	2,850	2,792,373
President, General Counsel and Secretary	2019	450,000	—	1,219,532	—	685,878	4,000	2,359,410
	2018	450,000	—	1,042,179	—	670,900	3,750	2,166,829

Keith M. Kimmel —	2020	450,000	125,000(7)	752,070(10)	—	500,000	2,850	1,829,920
President of Property Operations	2019	450,000	—	803,764	—	593,746	4,000	1,851,510
	2018	450,000	—	719,605	—	456,398	3,750	1,629,753

Conor Wagner —	2020	251,732	50,000(7)	—	—	83,135	2,412	387,279
Former Senior Vice President and Chief Investment Officer(1)

(1)Mr. Wagner resigned from AIR, effective May 14, 2021.

(2)This column represents the aggregate grant date fair value of stock awards in the year granted computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to the grants reflected in this column for 2020, refer to the Share-Based Compensation footnote to AIR’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020.

The amounts shown in this column for 2020 include the grant date fair value of the performance-based restricted stock awards or performance-based LTIP Unit awards, as applicable, granted in 2020 based on the probable outcome of the performance condition to which such awards are subject, which was calculated by a third-party consultant using a Monte Carlo valuation model in accordance with FASB ASC Topic 718. Based on the foregoing, the grant date fair value is $8.50 per LTIP Unit as to Mr. Considine’s performance-based LTI award, $53.88 per share for the performance-based restricted stock awards granted to each of Messrs. Beldin and Kimmel, and Ms. Cohn that are based on relative TSR Performance. The grant date fair value of the performance-based LTIP Unit award assuming achievement at the maximum level of performance, is $8,600,011 for Mr. Considine. The grant date fair value of the performance-based restricted stock awards, assuming achievement at the maximum level of performance, is $372,526 for Mr. Beldin, $1,181,050 for Ms. Cohn, and $1,006,586 for Mr. Kimmel.

(3)This column represents the aggregate grant date fair value of the option awards in the year granted computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to the grants reflected in this column for 2020, refer to the Share-Based Compensation footnote to AIR’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020.

The amounts shown in this column for 2020 include the grant date fair value of the performance-based stock options granted in 2020 based on the probable outcome of the performance condition to which such option is subject, which was calculated by a third-party consultant using a Monte Carlo valuation model. Based on the foregoing, the grant date fair value is $8.15 per underlying share of the options. The grant date fair value of the options, assuming achievement at the maximum level of performance, is $123,342 for Mr. Beldin, and $293,335 for Ms. Cohn.

(4)For 2020, the amounts shown for Messrs. Considine, Beldin, and Kimmel, and Ms. Cohn represent the 2020 STI amounts that were paid on February 23, 2021. For Mr. Wagner, the amount shown equals the sum of $73,980, representing the STI bonus that was paid to him on February 23, 2021, and $9,155, representing a payout in 2020 pursuant to prior year long-term cash grants.

(5)Includes discretionary matching contributions under the Company’s 401(k) plan.

2021 Proxy Statement  67

(6)Equity awards for Mr. Considine in 2020 include a 2020 LTI award consisting of 505,883 performance-based LTIP Units for the forward looking, three-year performance period from January 1, 2020, through December 31, 2022, with the number of units earned, if any, vesting 50% following the end of the three-year performance period and 50% one year later.

(7)Mr. Considine awarded a discretionary cash award to each of Messrs. Beldin, Kimmel, and Wagner, and Ms. Cohn for their significant contributions in connection with the Separation.

(8)Equity awards for Mr. Beldin in 2020 include a 2020 LTI award consisting of the following: (i) 2,305 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; and (ii) 3,457 shares of performance-based restricted stock and a performance-based non-qualified stock option to purchase 7,567 shares, in each case, for the forward looking, three-year performance period from January 1, 2020, through December 31, 2022, with the number of shares or option shares earned, if any, vesting 50% following the end of the three-year performance period and 50% one year later.

(9)Equity awards for Ms. Cohn in 2020 include a 2020 LTI award consisting of the following: (i) 6,850 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; (ii) 10,960 shares of performance-based restricted stock and a performance-based non-qualified stock option to purchase 17,996 shares, in each case, for the forward looking, three-year performance period from January 1, 2020, through December 31, 2022, with the number of shares or option shares earned, if any, vesting 50% following the end of the three-year performance period and 50% one year later.

(10)Stock awards for Mr. Kimmel in 2020 include a 2020 LTI award consisting of the following: (i) 4,671 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; (ii) 9,341 shares of performance-based restricted stock for the forward looking, three-year performance period from January 1, 2020, through December 31, 2022, with the number of shares earned, if any, vesting 50% following the end of the three-year performance period and 50% one year later.

Grants of Plan-Based Awards in 2020

The following table provides details regarding plan-based awards granted to the NEOs during the year ended December 31, 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All other Option Awards Number of Securities Underlying Options(4)			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Threshold (#)	Target (#)	Maximum (#)
Terry Considine	1/28/20	900,000	1,800,000	3,600,000
	1/28/20				252,942	505,883	1,011,766						4,300,006
Paul L. Beldin	1/28/20	125,000	250,000	500,000
	1/28/20							2,305					122,764
	1/28/20				1,729	3,457	6,914						186,263
	1/28/20								3,784	7,567	15,134	53.26	61,671
Lisa R. Cohn	1/28/20	275,000	550,000	1,100,000
	1/28/20							6,850					364,831
	1/28/20				5,480	10,960	21,920						590,525
	1/28/20								8,998	17,996	35,992	53.26	146,667
Keith M. Kimmel	1/28/20	250,000	500,000	1,000,000
	1/28/20							4,671					248,777
	1/28/20				4,671	9,341	18,682						503,293
Conor T. Wagner(6)	1/28/20	17,407	69,628	113,146

(1)On January 28, 2020, the Committee made determinations of target total incentive compensation for 2020 based on achievement of Aimco’s six corporate goals for 2020, and achievement of specific individual objectives. Target total incentive compensation amounts were as follows: Mr. Considine — $6.1 million; Mr. Beldin — $620,000; Ms. Cohn — $1.65 million; Mr. Kimmel — $1.25 million; and Mr. Wagner — $123,188. The awards in this column indicate the 2020 STI portion of these target total incentive amounts — at threshold, target, and maximum performance levels. The actual 2020 STI awards earned by each of Messrs. Considine, Beldin, Kimmel and Wagner, and Ms. Cohn are as disclosed in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” See the discussion above under “CD&A — Total Compensation for 2020 — Short-Term Incentive Compensation for 2020.”

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(2)For each of Messrs. Considine, Beldin, and Kimmel, and Ms. Cohn, the amounts in this column include the number of shares underlying performance-based LTIP Units (in the case of Mr. Considine) or performance-based restricted stock (in the case of Messrs. Beldin, and Kimmel and Ms. Cohn) granted on January 28, 2020, pursuant to their 2020 LTI award that may be earned — at threshold, target and maximum performance levels — based on relative TSR (60% of each award is based on the Company’s TSR relative to the Nareit Equity Apartment Index and 40% of each award is based on the Company’s TSR relative to the MSCI US REIT Index) over a three-year period from January 1, 2020, to December 31, 2022, with the number of units or shares earned, if any, vesting 50% on the later of the third anniversary of the grant date or the date on which performance is determined (but no later than March 15, 2023), and 50% on the fourth anniversary of the grant date. For the portion of the performance period that occurs post-Separation, relative TSR will be determined by using the combined TSR of AIR and Aimco.

(3)The amounts in this column reflect the number of shares of time-based restricted stock granted pursuant to the 2020 LTI award, vesting 25% on each anniversary of the grant date. The number of shares of restricted stock was determined based on the average of the closing trading prices of Aimco’s Common Stock on the NYSE on the five trading days up to and including the grant date, or $53.53.

(4)The amounts in this column reflect the number of performance-based non-qualified stock options granted pursuant to the 2020 LTI award that may vest — at threshold, target and maximum performance levels — based on relative TSR (60% of each award is based on the Company’s TSR relative to the Nareit Equity Apartment Index and 40% of each award is based on the Company’s TSR relative to the MSCI US REIT Index) over a three-year period from January 1, 2020 to December 31, 2022, with the number of underlying shares earned, if any, vesting 50% on the later of the third anniversary of the grant date or the date on which performance is measured (but no later than March 15, 2023) and 50% on the fourth anniversary of the grant date. For the portion of the performance period that occurs post-Separation, relative TSR will be determined by using the combined TSR of AIR and Aimco.

(5)This column represents the aggregate grant date fair value of equity awards in the year granted computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to the Share-Based Compensation footnote to AIR’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020.

The amounts shown in this column include the grant date fair value of the performance-based restricted stock awards or LTIP Unit awards, as applicable, based on the probable outcome of the performance condition to which such awards are subject, which was calculated by a third-party consultant using a Monte Carlo valuation model in accordance with FASB ASC Topic 718. Based on the foregoing, the grant date fair value is $8.50 per LTIP Unit as to Mr. Considine’s performance-based LTI award, $53.88 per share for the performance-based restricted stock awards granted to each of Messrs. Beldin and Kimmel, and Ms. Cohn that are based on relative TSR performance. The grant date fair value of the performance-based LTIP Unit award, assuming achievement at the maximum level of performance, is $8,600,011 for Mr. Considine. The grant date fair value of the performance-based restricted stock awards, assuming achievement at the maximum level of performance, is $372,526 for Mr. Beldin, $1,181,050 for Ms. Cohn, and $1,006,586 for Mr. Kimmel.

The amounts shown in this column include the grant date fair value of the performance-based stock options based on the probable outcome of the performance condition to which such option is subject, which was calculated by a third-party consultant using a Monte Carlo valuation model. Based on the foregoing, the grant date fair value is $8.15 per underlying share of the options. The grant date fair value of the options, assuming achievement at the maximum level of performance, is $123,342 for Mr. Beldin, and $293,335 for Ms. Cohn.

(6)Mr. Wagner resigned from AIR, effective May 14, 2021.

2021 Proxy Statement  69

Outstanding Equity Awards at Fiscal Year-End 2020

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2020, for the NEOs. The table also shows unvested and unearned stock awards assuming a market value of $38.41 per share (the closing market price of the AIR’s Class A Common Stock (“AIR’s Common Stock”) on the New York Stock Exchange on December 31, 2020).

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Terry Considine	63,609	(2)	63,608	(2)			39.00	1/31/2027				1,011,766	(3)	—
	384,809	(4)					34.28	1/26/2026				355,362	(5)	—
	238,530	(6)					34.56	2/12/2025	413,231	(7)	896,711
									82,014	(8)	3,150,158
									16,377	(9)	629,041

Paul L. Beldin					15,134	(10)	47.14	1/28/2030				6,914	(11)	265,567
	1,580	(12)	1,580	(12)			39.00	1/31/2027				5,120	(13)	196,659
	15,845	(14)	2,264	(14)			34.28	1/26/2026	2,305	(15)	88,535
									1,921	(16)	73,786
									5,989	(17)	230,037
									8,623	(18)	331,209
									4,241	(19)	162,897
									3,663	(20)	140,696
									2,660	(21)	102,171
									2,062	(22)	79,201
									1,789	(23)	68,715

Lisa R. Cohn					35,992	(10)	47.14	1/28/2030				21,920	(11)	841,947
												15,221	(13)	584,639
									6,850	(15)	263,109
									5,711	(16)	219,360
									4,192	(24)	161,015
									12,073	(18)	463,724
									1,885	(25)	72,403
									5,428	(26)	208,489

Keith M. Kimmel	14,588	(4)					34.28	1/26/2026				18,682	(11)	717,576
									4,671	(15)	179,413	10,032	(13)	385,329
									3,764	(16)	144,575
									2,895	(24)	111,197
									8,336	(18)	320,186
									1,367	(25)	52,506
									3,936	(26)	151,182

Conor T. Wagner(27)

(1)The information on unvested stock shown above has been adjusted, where applicable, to reflect additional shares received as a result of the special dividend paid in February 2019. Effective December 15, 2020, in connection with the Separation, the executive officers received a share or partnership unit of AIR for every share or partnership unit of Aimco, and both stock options and partnership units were adjusted to preserve their pre-Separation value. The amounts in this table reflect only the AIR awards, and, in the case of stock options, the post-Separation exercise price. Amounts reflect the number of shares subject to the award that have not vested multiplied by the market value of $38.41 per share, which was the closing market price of AIR’s Common Stock on December 31, 2020.

(2)This option was granted on January 31, 2017. The amount shown in the table represents the portion of the award that was earned based on Aimco relative TSR performance for the three-year performance period from January 1, 2017, through December 31, 2019, of which 50% vested on January 31, 2020, and the remaining 50% vested on January 31, 2021.

(3)This performance-based LTIP Unit award was granted on January 28, 2020, and, subject to relative TSR metrics set forth in the CD&A, vests 50% following the end of the three-year forward looking performance period and 50% on the fourth anniversary of the grant date. The amount shown in the table is the award at maximum.

(4)This option was granted on January 26, 2016. The amount shown in the table represents the portion of the award that was earned based on Aimco relative TSR performance for the three-year performance period from January 1, 2016, through December 31, 2018, of which 50% vested on January 26, 2019, and the remaining 50% vested on January 26, 2020.

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(5)This performance-based LTIP Unit award was granted on January 29, 2019, and, subject to relative TSR metrics set forth in the CD&A, vests 50% following the end of the three-year forward looking performance period and 50% on the fourth anniversary of the grant date. The amount shown in the table is the award at target.

(6)This option was granted on February 12, 2015, and vested 25% on each anniversary of the grant date.

(7)This performance-based LTIP Unit award was granted on January 30, 2018. The amount shown in the table represents the portion of the award that was earned based on Aimco’s relative TSR performance for the roughly three-year performance period from January 1, 2018, through December 11, 2020, of which 50% vested on January 30, 2021, and the remaining 50% will vest on January 30, 2022, as described in the CD&A. Mr. Considine holds a corresponding number of Aimco shares with a value of $235,542.

(8)This performance-based LTIP Unit award was granted on January 30, 2018. The amount shown in the table represents the portion of the award that was earned based on Aimco’s relative TSR performance for roughly the three-year performance period from January 1, 2018, through December 11, 2020, of which 50% vested on January 30, 2021, and the remaining 50% will vest on January 30, 2022, as described earlier in the CD&A. Mr. Considine holds a corresponding number of Aimco shares with a value of $433,034.

(9)This performance-based LTIP Unit award was granted on January 31, 2017. The amount shown in the table represents the portion of the award that was earned based on Aimco’s relative TSR performance for the three-year performance period from January 1, 2017, through December 31, 2019, of which 50% vested on January 31, 2020, and the remaining 50% vested on January 31, 2021, as described in the CD&A. Mr. Considine holds a corresponding number of Aimco shares with a value of $86,471.

(10)This option was granted on January 28, 2020 and, subject to relative TSR metrics set forth in the CD&A, vests 50% following the end of the three-year forward-looking performance period and 50% on the fourth anniversary of the grant date. The amount shown in the table is the award at maximum.

(11)This performance-based restricted stock award was granted on January 28, 2020 and, subject to relative TSR metrics set forth in the CD&A, vests 50% following the end of the three-year forward looking performance period and 50% on the fourth anniversary of the grant date. The amount shown in the table is the award at maximum.

(12)This option was granted on January 31, 2017. The amount shown in the table represents the portion of the award that was earned based on Aimco’s relative TSR performance for the three-year performance period from January 1, 2017, through December 31, 2019, of which 50% vested on January 31, 2020, and the remaining 50% will vest on January 31, 2022.

(13)This performance-based restricted stock award was granted on January 29, 2019, and, subject to relative TSR metrics, vests 50% following the end of the three-year forward-looking performance period and 50% on the fourth anniversary of the grant date. The amount shown in the table is the award at target.

(14)This option was granted on January 26, 2016. The amount shown in the table represents the portion of the award that was earned based on Aimco’s relative TSR performance for the three-year performance period from January 1, 2016, through December 31, 2018, of which 50% vested on January 26, 2019, 37.5% vested on January 26, 2020, and 12.5% vests on January 26, 2022.

(15)This restricted stock award was granted on January 28, 2020, and vests 25% on each anniversary of the grant date. The following NEOs hold a corresponding number of Aimco shares with the following values: Mr. Beldin - $12,170, Ms. Cohn- $36,168, and Mr. Kimmel - $24,663.

(16)This restricted stock award was granted on January 29, 2019, and vests 25% on each anniversary of the grant date. The following NEOs hold a corresponding number of Aimco shares with the following values: Mr. Beldin - $10,143, Ms. Cohn- $30,154, and Mr. Kimmel - $19,874.

(17)This restricted stock award was granted on January 30, 2018, and vests 100% on the fourth anniversary of the grant date. Mr. Beldin holds a corresponding number of Aimco shares with a value of $31,662.

(18)This performance-based restricted stock award was granted on January 30, 2018. The amount shown in the table represents the portion of the award that was earned based on Aimco’s relative TSR performance for the roughly three-year performance period from January 1, 2018, through December 11, 2020, of which 50% vested on January 31, 2021, and the remaining 50% will vest on January 31, 2022. The following NEOs hold a corresponding number of Aimco shares with the following values: Mr. Beldin - $45,529, Ms. Cohn- $63,745, and Mr. Kimmel - $44,014.

(19)This restricted stock award was granted on January 31, 2017, and vested 25% on the first anniversary of the grant date and 75% will vest on the fifth anniversary of the grant date. The following NEO holds a corresponding number of Aimco shares with the following values: Mr. Beldin - $22,392.

(20)This performance-based restricted stock award was granted on January 31, 2017. The amount shown in the table represents the portion of the award that was earned based on Aimco’s relative TSR performance for the three-year performance period from January 1, 2017, through December 31, 2019, of which 50% vested on January 31, 2020, and the remaining 50% will vest on January 31, 2022. Mr. Beldin holds a corresponding number of Aimco shares with a value of $19,341.

(21)This restricted stock award was granted on January 26, 2016, and vested 25% on each of the first, second anniversaries of the grant date and 50% will vest on the sixth anniversary of the grant date. Mr. Beldin holds a corresponding number of Aimco shares with a value of $14,045.

(22)This performance-based restricted stock award was granted on January 26, 2016. The amount shown in the table represents the portion of the award that was earned based on Aimco’s relative TSR performance for the three-year performance period from January 1, 2016, through December 31, 2018, as described in the CD&A, of which 50% vested on January 26, 2019, 37.5% vested on January 26, 2020, and 12.5% vests on January 26, 2022. Mr. Beldin holds a corresponding number of Aimco shares with a value of $10,887.

(23)This restricted stock award was granted on January 26, 2016, and vested 25% on each of the first, second, and third anniversaries of the grant date and will vest 12.5% on each of the fifth and sixth anniversaries of the grant date. Mr. Beldin holds a corresponding number of Aimco shares with a value of $9,446.

(24)This restricted stock award was granted on January 30, 2018, and vests 25% on each anniversary of the grant date. The following NEOs hold a corresponding number of Aimco shares with the following values: Ms. Cohn- $22,134, and Mr. Kimmel - $15,286.

(25)This restricted stock award was granted on January 31, 2017, and vested 25% on each anniversary of the grant date. The following NEOs hold a corresponding number of Aimco shares with the following values: Ms. Cohn- $9,953, and Mr. Kimmel - $7,218.

(26)This performance-based restricted stock award was granted on January 31, 2017. The amount shown in the table represents the portion of the award that was earned based on Aimco’s relative TSR performance for the three-year performance period from January 1, 2017, through December 31, 2019, of which 50% vested on January 31, 2020, and the remaining 50% vested on January 31, 2021. The following NEOs hold a corresponding number of Aimco shares with the following values: Ms. Cohn- $28,660, and Mr. Kimmel - $20,782.

(27)Mr. Wagner resigned from AIR, effective May 14, 2021.

2021 Proxy Statement  71

Option Exercises and Stock Vested in 2020

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during the year ended December 31, 2020, for the persons named in the Summary Compensation Table above.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Terry Considine	—	—	67,687	$3,634,997
Paul L. Beldin	—	—	10,490	$561,248
Lisa R. Cohn	—	—	26,278	$1,406,328
Keith M. Kimmel	—	—	20,541	$1,100,232
Conor T. Wagner	—	—	—	—

(1)Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)Amounts reflect the market price of the stock on the day the shares of restricted stock vested.

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Potential Payments Upon Termination or Change in Control

The NEOs are entitled to certain severance payments and benefits upon a qualifying termination of employment or, in the case of a change in control, double trigger accelerated vesting of equity awards in the event of a qualifying termination of employment that occurs within one year following a change in control. The terms of these arrangements are described under “CD&A — Post-Employment Compensation and Employment and Severance Arrangements — Executive Employment Arrangements, Executive Severance Arrangements and Equity Award Agreements” above.

In the table that follows, potential payments and other benefits payable upon termination of employment and change in control situations are set out as if the conditions for payments had occurred and/or the terminations took place on December 31, 2020. In setting out such payments and benefits, amounts that had already been earned as of the termination date are not shown. Also, benefits that are available to all full-time regular employees when their employment terminates are not shown. The amounts set forth below are estimates of the amounts that could be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of such NEOs’ separation from AIR. The following table summarizes the potential payments under various scenarios if they had occurred on December 31, 2020.

	Value of Accelerated Stock and Stock Options ($)(1)(2)					Severance ($)
Name	Change in Control Only	Double Trigger Change in Control	Death or Disability	Termination Without Cause	Termination For Good Reason	Death	Disability		Termination Without Cause		Termination For Good Reason		Termination Without Cause or For Good Reason in Connection with a Change in Control		Non- Compete Payments ($)(3)
Terry Considine	—	1,961,500	1,961,500	1,961,500	1,961,500	—	3,928,450	(4)(5)	3,928,450	(5)	3,928,450	(5)	3,928,450	(5)	—
Paul L. Beldin	—	1,251,640	1,251,640	—	—	—	250,000	(6)	916,403	(7)	916,403	(7)	1,801,879	(8)	600,000
Lisa R. Cohn	—	2,619,193	2,619,193	—	—	—	687,500	(6)	1,126,824	(7)	1,126,824	(7)	2,224,492	(8)	600,000
Keith M. Kimmel	—	1,940,229	1,940,229	—	—	—	500,000	(6)	971,812	(7)	971,812	(7)	1,912,417	(8)	600,000

(1)Amounts for Mr. Wagner are not included in the table, as he resigned from his employment with AIR effective as of May 14, 2021.

(2)Amounts reflect value of accelerated restricted stock, LTIP Units, and options using the closing market price on December 31, 2020, of $38.41 per share.

(3)Amounts assume the agreements were enforced by the Company and that non-compete payments in an aggregate amount equal to two-thirds of the executive’s monthly base salary would be payable for 24 months following the executive’s termination of employment by the Company without cause.

(4)Amount does not reflect the offset for long-term disability benefit payments in the case of a qualifying disability under AIR’s long-term disability insurance plan.

(5)Amount consists of (i) a lump sum cash payment equal to the sum of (a) three times the sum of Mr. Considine’s base salary, or $2.1 million, and (b) Mr. Considine’s 2020 target STI of $1.8 million, and (ii) 24 months of medical coverage reimbursement at an estimated amount of $28,450, as payable pursuant to the terms of Mr. Considine’s employment agreement with the Company.

(6)Amount consists of a lump sum cash payment equal to the amount of 2020 STI paid, as payable pursuant to the Executive Severance Policy.

(7)Amount consists of (i) a lump sum cash payment equal to the sum of base salary and the average of the amount of STI paid for the previous three years, and (ii) 18 months of medical coverage reimbursement at an estimated amount of $29,482, as payable pursuant to the Executive Severance Policy.

(8)Amount consists of (i) a lump sum cash payment equal to two times the sum of base salary and the average of the amount of STI paid for the previous three years, and (ii) 18 months of medical coverage reimbursement at an estimated amount of $29,482, as payable pursuant to the Executive Severance Policy.

2021 Proxy Statement  73

Chief Executive Officer Compensation and Employee Compensation

We believe that executive pay should be internally consistent and equitable to motivate our teammates to create stockholder value. In August 2015, pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the principal executive officer.  The disclosure is required for fiscal years beginning on or after January 1, 2017.  The annual total compensation for 2020 for Mr. Considine, our CEO, was $6,802,856, as reported under the heading “Summary Compensation Table.” Our median employee’s total compensation for 2020 was $68,664. As a result, we estimate that Mr. Considine’s 2020 total compensation was approximately 99.07 times that of our median employee.

Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining 2020 total compensation, consisting of base salary, annual bonus amounts, stock-based compensation (based on the grant date fair value of awards granted during 2020) and other incentive payments for all individuals who were employed by the Company on December 31, 2020, other than our CEO. Our measuring date of December 31 remained the same as last year.  We included all active employees and annualized the compensation for any employees who were not employed by the Company for the full 2020 calendar year.  After identifying the median employee based on 2020 total compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the “Total” column in the Summary Compensation Table.

Certain Relationships and Related Transactions

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

AIR recognizes that related person transactions can present potential or actual conflicts of interest and create the appearance that AIR’s decisions are based on considerations other than the best interests of AIR and its stockholders. Accordingly, as a general matter, it is AIR’s preference to avoid related person transactions. Nevertheless, AIR recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of AIR and its stockholders. The Governance and Corporate Responsibility Committee, pursuant to a written policy approved by the Board, has oversight for related person transactions. The Governance and Corporate Responsibility Committee will review transactions, arrangements or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) AIR (or any AIR entity) is a participant, and (3) any related party has or will have a direct or indirect interest (other than an interest arising solely as a result of being a director of another corporation or organization that is a party to the transaction or a less than 10 percent beneficial owner of another entity that is a party to the transaction). The Governance and Corporate Responsibility Committee has also given its standing approval for certain types of related person transactions, such as certain employment arrangements, director compensation, transactions with another entity in which a related person’s interest is only by virtue of a non-executive employment relationship or limited equity position, and transactions in which all stockholders receive pro rata benefits.

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OUR STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information available to the Company, as of October 20, 2021, with respect to AIR’s equity securities beneficially owned by (i) each director, director nominee, and named executive officer, and (ii) all directors, director nominees, and executive officers as a group. The table also sets forth certain information available to the Company, as of October 20, 2021, with respect to shares of AIR’s Common Stock held by each person known to the Company to be the beneficial owner of more than 5% of such shares. This table reflects options that are exercisable within 60 days. Unless otherwise indicated, each person has sole voting and investment power with respect to the securities beneficially owned by that person. The business address of each of the following directors, director nominees, and executive officers is 4582 South Ulster Street, Suite 1700, Denver, Colorado 80237, unless otherwise specified.

Name and Address of Beneficial Owner	Number of shares of Common Stock(1)		Percentage of Common Stock Outstanding(2)	Number of Partnership Units(3)		Percentage Ownership of the Company(4)
Directors, Director Nominees, and Named Executive Officers:
Terry Considine	970,026	(5)	0.62%	2,967,556	(6)	2.34%
Paul L. Beldin	110,594	(7)	*	—		*
Lisa R. Cohn	199,716		*	—		*
Keith M. Kimmel	106,721	(8)	*	—		*
Conor Wagner	1,644		*	—		*
Thomas N. Bohjalian	5,000		*	—		*
Kristin Finney-Cooke	—		*	—		*
Margarita Paláu-Hernández	—		*	—		*
Thomas L. Keltner	48,007		*	—		*
Robert A. Miller	87,882		*	—		*
Devin I. Murphy	6,386		*	—		*
Kathleen M. Nelson	40,043		*	—		*
John D. Rayis	6,412		*	—		*
Ann Sperling	12,800		*	—		*
Michael A. Stein	51,362		*	—		*
Nina A. Tran	19,968		*	—		*
All directors, director nominees, and executive officers as a group (15 persons)	1,664,917	(9)	1.06%	2,967,556		2.43%
5% or Greater Holders:
The Vanguard Group, Inc.	20,895,758	(10)	13.31%	—		12.50%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Cohen & Steers, Inc.	19,592,271	(11)	12.48%	—		11.72%
280 Park Avenue 10th Floor
New York, New York 10017
BlackRock Inc.	16,793,824	(12)	10.70%	—		10.05%
55 East 52nd Street
New York, New York 10055
FMR LLC	8,886,486	(13)	5.66%	—		5.32%
245 Summer Street
Boston, Massachusetts 02110

2021 Proxy Statement  75

*Less than 0.5%

(1)Excludes shares of AIR’s Common Stock issuable upon redemption of common OP Units or equivalents.

(2)Represents the number of shares of AIR Common Stock beneficially owned by each person divided by the total number of shares of AIR Common Stock outstanding. Any shares of AIR Common Stock that may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of AIR Common Stock owned by that person, but not any other person.

(3)Through wholly-owned subsidiaries, AIR acts as general partner of the AIR Operating Partnership. As of October 20, 2021, AIR held approximately 93.3% of the common partnership interests in the AIR Operating Partnership. Interests in the AIR Operating Partnership that are held by limited partners other than AIR are referred to as “OP Units.” Generally, after a holding period of 12 months, common OP Units may be tendered for redemption and, upon tender, may be acquired by AIR for shares of AIR Common Stock at an exchange ratio of one share of AIR Common Stock for each common OP Unit (subject to adjustment). If AIR acquired all common OP Units for AIR Common Stock (without regard to the ownership limit set forth in AIR’s Charter), these shares of AIR Common Stock would constitute approximately 8.0% of the then outstanding shares of AIR Common Stock. OP Units are subject to certain restrictions on transfer.

(4)Represents the number of shares of AIR Common Stock beneficially owned, divided by the total number of shares of AIR Common Stock outstanding, assuming, in both cases, that all 10,139,035 OP Units outstanding as of October 20, 2021, are redeemed in exchange for shares of AIR Common Stock (notwithstanding any holding period requirements, and AIR’s ownership limit). See note (3) above. Excludes partnership preferred units issued by the AIR Operating Partnership and AIR preferred securities.

(5)Includes the following shares of which Mr. Considine disclaims beneficial ownership: 34,724 shares held by Mr. Considine’s spouse; and 16,000 shares held in a trust. Also includes 750,557 shares subject to options that are exercisable within 60 days.

(6)Includes 1,038,451 OP Units and equivalents held by Mr. Considine. Includes 179,735 OP Units held by an entity in which Mr. Considine has sole voting and investment power, 1,591,672 OP Units and equivalents held by Titahotwo Limited Partnership RLLLP, a registered limited liability limited partnership for which Mr. Considine serves as the general partner and holds a 0.5% ownership interest, and 157,698 OP Units held by Mr. Considine’s spouse, for which Mr. Considine disclaims beneficial ownership. Titahotwo has pledged 695,000 OPU equivalents.

(7)Includes 17,425 shares subject to options that are exercisable within 60 days.

(8)Includes 14,588 shares subject to options that are exercisable within 60 days.

(9)Includes 782,570 shares subject to options that are exercisable within 60 days.

(10)Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on January 8, 2021, by The Vanguard Group, Inc. According to the schedule, The Vanguard Group, Inc. has sole dispositive power with respect to 20,349,487 of the shares and shared voting power with respect to 423,619 of the shares and shared dispositive power with respect to 546,271 of the shares.

(11)Beneficial ownership information is based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on April 12, 2021, by Cohen & Steers, Inc. on behalf of itself and affiliated entities. According to the schedule, included in the securities listed above as beneficially owned by Cohen & Steers, Inc. are (i) 14,842,285 shares over which Cohen & Steers, Inc. has sole voting power, 14,792,409 shares over which Cohen & Steers Capital Management, Inc. (which is held 100% by Cohen & Steers, Inc.) has sole voting power, and 49,876 shares over which Cohen & Steers UK Limited has sole voting power and (ii) 19,592,271 shares over which Cohen & Steers, Inc. has sole dispositive power, 19,152,845 shares over which Cohen & Steers Capital Management, Inc. has sole dispositive power, and 439,426 shares over which Cohen & Steers UK Limited has sole dispositive power.

(12)Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on January 8, 2021, by BlackRock Inc. According to the schedule, BlackRock Inc. has sole voting power with respect to 16,180,821 of the shares.

(13)Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on January 8, 2021, by FMR LLC.

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OTHER MATTERS

Stockholders’ Proposals. Proposals of stockholders intended to be presented at AIR’s Annual Meeting of Stockholders to be held in 2022 must be received by AIR, marked to the attention of the Corporate Secretary, no later than June 28, 2022, to be included in AIR’s proxy statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Nominations for directors pursuant to “proxy access” provided for in the Company’s bylaws must adhere to the terms of the bylaws and will be considered untimely if received by the Company before May 29, 2022, or after June 28, 2022. Proposals of stockholders or director nominations submitted to AIR for consideration at AIR’s annual meeting of stockholders to be held in 2022 outside the processes of Rule 14a-8 or “proxy access” (i.e., the procedures for placing a stockholder’s proposal or director nominee in AIR’s proxy materials) will be considered untimely if received by the Company before August 9, 2022, or after September 8, 2022.

Other Business. AIR knows of no other business that will come before the Meeting for action. As to any other business that comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

This Proxy Statement is dated October 26, 2021. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date.

THE BOARD OF DIRECTORS

October 26, 2021

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

C123456789

000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., MT, on December 7, 2021.

Online Go to www.envisionreports.com/AIRC or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AIRC

2021 Annual Meeting Proxy Card	1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all nominees listed in Proposal 1, FOR Proposals 2 and 3, and 1 YEAR for Proposal 4.

1. Election of Directors:	+

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Thomas N. Bohjalian	☐	☐	☐	02 - Kristin Finney-Cooke	☐	☐	☐	03 - Margarita Paláu-Hernández	☐	☐	☐

		For	Against	Abstain		For	Against	Abstain
2. Ratification of the selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm for the year ending December 31, 2021.		☐	☐	☐	3. Advisory vote on executive compensation (Say on Pay)	☐	☐	☐
	1 Year	2 Years	3 Years	Abstain
4. Say on Pay Frequency Vote (Say When on Pay)	☐	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

■	C 1234567890 J N T 1 U P X 5 1 6 8 0 5	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

03IZZC

2021 Annual Meeting Admission Ticket

2021 Annual Meeting of Apartment Income REIT Corp. Stockholders

December 7, 2021 at 4:30 p.m. MT

AIR’s Corporate Headquarters

4582 S. Ulster Street, Suite 1700, Denver, CO 80237

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.envisionreports.com/AIRC

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AIRC

▼IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Apartment Income REIT Corp.	+

Notice of 2021 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – December 7, 2021

Terry Considine, Paul L. Beldin, and Lisa R. Cohn, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Apartment Income REIT Corp. to be held on December 7, 2021, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of the director nominees in Proposal 1, FOR Proposals 2 and 3, and 1 YEAR for Proposal 4.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items
Change of Address – Please print new address below.	Comments – Please print your comments below.

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